Exhibit 10.5

AMENDMENT AGREEMENT dated as of June 23, 2015 (this “Agreement”), among Olin Corporation, a Virginia corporation (the “Company”), Olin Canada ULC, an unlimited company amalgamated under the laws of Nova Scotia (the “Canadian Borrower”), Blue Cube Spinco Inc., a Delaware corporation (the “Spinco Borrower”), the lenders listed on the signature pages hereof (the “Lenders”) and Wells Fargo Bank, National Association (“WFB”), as administrative agent under each of the Existing Credit Agreements referred to below (in such capacities, the “Administrative Agent”).

A.  Pursuant to the Credit Agreement dated as of June 23, 2015 (the “Olin Credit Agreement”), among the Company, the Canadian Borrower, the lenders party thereto (the “Olin Lenders”) and WFB, as administrative agent, the Olin Lenders have extended, and have agreed to extend, credit to the Company and the Canadian Borrower.

B.  Pursuant to the Credit Agreement dated as of June 23, 2015 (the “Spinco Credit Agreement” and together with the Olin Credit Agreement, the “Existing Credit Agreements”), among the Spinco Borrower, the lenders party thereto (the “Spinco Lenders” and, together with the Olin Lenders, the “Lenders”) and WFB, as administrative agent, the Spinco Lenders have extended, and have agreed to extend, credit to Spinco.

C.  Each of the parties hereto desires to combine the two Existing Credit Agreements by amending and restating them in their entirety in the form of the single Amended and Restated Credit Agreement attached hereto as Exhibit A (the “Restated Credit Agreement”).

D.  The Lenders party hereto, constituting all of the Lenders under the Existing Credit Agreements on the date hereof, are willing to so amend and restate the Existing Credit Agreements on the terms and subject to the conditions set forth herein and in the Restated Credit Agreement.

E.  Accordingly, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.  Defined Terms.  Capitalized terms used but not defined herein shall have the meanings given to them in the Restated Credit Agreement.  The rules of interpretation set forth in Section 1.02 of the Restated Credit Agreement are hereby incorporated by reference herein, mutatis mutandis.

SECTION 2.  Conversion of Olin Term Loans; Amendment and Restatement of the Existing Credit Agreements.  (a)  On the Restatement Date (as defined below), immediately after the funding of the Initial Term Loans (as defined in the Olin Credit Agreement), for the convenience of the parties hereto, each Olin Lender’s Initial Term Loan (as defined in the Olin Credit Agreement) shall be converted into an Initial Term Loan under the Restated Credit Agreement in the like principal amount to the Spinco Borrower, such that (i) upon such conversion, each Lender shall be deemed to have made an aggregate principal amount of Initial Term Loans to the Spinco Borrower equal to the sum of the aggregate principal amount of (x) such Lender’s Initial Term Loan (as defined in the Olin Credit Agreement) made to Olin plus (y) such Lender’s Initial Term Loan (as defined in the Spinco Credit Agreement) made to Spinco, and (ii) after giving effect to such conversion, the Initial Term Loans (as defined in the Olin Credit Agreement) shall cease to be outstanding.  In connection with the foregoing, the Spinco Borrower hereby assumes all of the obligations of Olin under the Olin Credit Agreement in respect of the Initial Term Loans (as defined in the Olin Credit Agreement), and the Lenders and the Administrative Agent hereby consent to such assumption.  All of the Initial Terms Loans outstanding under the Restated Credit Agreement on the Restatement Date (including as a result of the conversion described above) shall constitute a single class of term loans and shall have the terms and conditions set forth in the Restated Credit Agreement.

(b)  The parties hereto hereby agree that the Olin Credit Agreement (including all exhibits and schedules thereto) and the Spinco Credit Agreement (including all exhibits and schedules thereto) are hereby amended and restated, effective as of the Restatement Date to read in their entirety as a single, combined credit agreement in the form of the Restated Credit Agreement attached as Exhibit A hereto.  As used in the Restated Credit Agreement, the terms “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof” and words of similar import shall, unless the context otherwise requires, from and after the Restatement Date, mean or refer to the Restated Credit Agreement.  As used in any other Loan Document, from and after the Restatement Date, all references to the Credit Agreement in such Loan Documents shall, unless the context otherwise requires, mean or refer to the Restated Credit Agreement.

(c)  The parties hereto authorize the Administrative Agent to make such changes to Exhibit A (including Schedule 2.01(b) thereto) as may be necessary to reflect the loans and commitments outstanding under the Existing Credit Agreements (and accordingly, the Restated Credit Agreement) on the Restatement Date, which may include changes to account for assignments of loans or commitments, voluntary commitment reductions or incremental commitment increases, in each case in accordance with the Existing Credit Agreements.

SECTION 3.  Representations and Warranties. Effective on the Restatement Date, the Company represents and warrants to each of the Lenders and the Administrative Agent that (a) the execution, delivery and performance by each of the Company, the Spinco Borrower and the Canadian Borrower of this Agreement (i) is within such Person’s corporate powers, (ii) have been duly authorized by all necessary corporate action and (iii) do not (x) contravene such Person’s charter, articles or by-laws or (y) contravene law (including Regulations T, U and X issued by the Board of Governors of the Federal Reserve Board) or any material contractual restriction binding on or affecting such Person or (z) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Company or any of its Subsidiaries; (b) after giving effect to this Agreement, the representations and warranties set forth in Section 4.01 of the Restated Credit Agreement and in each other Loan Document are true and correct in all material respects on and as of the Restatement Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representation and warranty that already is qualified or modified by materiality in the text thereof; and (c) as of the Restatement Date, after giving effect to this Agreement, no Default or Event of Default has occurred and is continuing.

SECTION 4.  Conditions Precedent to the Effectiveness of this Agreement.  This Agreement shall become effective on the first date (the “Restatement Date”) on which (a) the Administrative Agent shall have received counterparts of this Agreement that, when taken together, bear the signatures of (1) the Company, (2) the Spinco Borrower, (3) the Canadian Borrower, (4) the Administrative Agent and (5) each Lender, (b) the Merger shall have been consummated and (c) the Lenders shall have made the Initial Term Loans (as defined in the Olin Credit Agreement) to Olin.

SECTION 5.  No Waivers.  The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents or in any way limit, impair or otherwise affect the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.  Nothing herein shall be deemed to entitle any Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Restated Credit Agreement or any other Loan Document in similar or different circumstances.  Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Borrower under any Loan Document from any of its obligations and liabilities thereunder (other than, for the avoidance of doubt, Olin from its obligations as borrower in respect of the Initial Term Loans (as defined in the Olin Credit Agreement)).

SECTION 6.  Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The provisions of Sections 10.07 and 10.10 of the Restated Credit Agreement shall apply to this Agreement to the same extent as if fully set forth herein.

SECTION 7.  Notices.  Prior to the Restatement Date, all notices hereunder shall be given in accordance with the provisions of Section 10.02 of the Olin Credit Agreement.  Thereafter, notices shall be given in accordance with the Restated Credit Agreement.

SECTION 8.  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 4 hereof.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.  Headings.  Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

OLIN CORPORATION,
by
/s/ Stephen C. Curley
Name: Stephen C. Curley
Title: Vice President and Treasurer

OLIN CANADA ULC,
by
/s/ Stephen C. Curley
Name: Stephen C. Curley
Title: Vice President and Treasurer

[Signature Page to Amendment Agreement]

BLUE CUBE SPINCO INC.,
by
/s/ Stephen C. Curley
Name: Stephen C. Curley
Title: Vice President and Treasurer

[Signature Page to Amendment Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually, and as Administrative Agent under each Existing Credit Agreement by
/s/ Peter R. Martinets
Name: Peter R. Martinets
Title: Managing Director

[Signature Page to Amendment Agreement]

Name of Institution:		WELLS FARGO BANK, NATIONAL ASSOCIATION

	by	/s/ Peter R. Martinets
Name: Peter R. Martinets
Title: Managing Director

Olin Corporation
Credit Agreement
Signature Pages

Name of Institution:		JPMORGAN CHASE BANK, N.A.

	by	/s/ Krys Szremski
Name: Krys Szremski
Title: Vice President

Olin Corporation
Credit Agreement
Signature Pages

Name of Institution:		JPMORGAN CHASE BANK, N.A.,. TORONTO BRANCH

	by	/s/ Michael N. Tam
Name: Michael N. Tam
Title: Senior Vice President

Olin Corporation
Credit Agreement
Signature Pages

Name of Institution:		BANK OF AMERICA, N.A.

	by	/s/ Eric A. Escagne
Name: Eric A. Escagne
Title: Senior Vice President

Olin Corporation
Credit Agreement
Signature Pages

Name of Institution:		CITIBANK, N.A.

	by	/s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

Olin Corporation
Credit Agreement
Signature Pages

Name of Institution:		PNC Bank, National Association

	by	/s/ Thomas S. Sherman
Name: Thomas S. Sherman
Title: Senior Vice President

Olin Corporation
Credit Agreement
Signature Pages

Name of Institution:		The Bank of Tokyo-Mitsubishi UFJ, Ltd.

	by	/s/ Victor Pierzchalski
Name: Victor Pierzchalski
Title: Authorized Signatory

Olin Corporation
Credit Agreement
Signature Pages

Name of Institution:		Sumitomo Mitsui Banking Corporation

	by	/s/ David W. Kee
Name: David W. Kee
Title: Managing Director

Olin Corporation
Credit Agreement
Signature Pages

Name of Institution:		The Bank of Nova Scotia

	by	/s/ Rafael Tobon
Name: Rafael Tobon
Title: Director

Olin Corporation
Credit Agreement
Signature Pages

Name of Institution:		Mizuho Bank, Ltd.

	by	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

Olin Corporation
Credit Agreement
Signature Pages

Name of Institution:		Santander Bank, N.A.

	by	/s/ John W. Deegan
Name: John W. Deegan
Title: Executive Director

Olin Corporation
Credit Agreement
Signature Pages

Name of Institution:		The Toronto-Dominion Bank

	by	/s/ Andrew Chiodo
		Name:	Andrew Chiodo
		Title:	AVP, Credit
National Accounts

	by	/s/ Scott Stewart
		Name:	Scott Stewart
		Title:	Senior Analyst
National Accounts

Olin Corporation
Credit Agreement
Signature Pages

Name of Institution:		Northern Trust Company

	by	/s/ John Canty
Name: John Canty
Title: Senior Vice President

Olin Corporation
Credit Agreement
Signature Pages

Name of Institution:		SunTrust Bank

	by	/s/ Chris Hursey
Name: Chris Hursey
Title: Director

Olin Corporation
Credit Agreement
Signature Pages

Name of Institution:		Branch Banking and Trust Company

	by	/s/ John P. Malloy
Name: John P. Malloy
Title: Senior Vice President

Olin Corporation
Credit Agreement
Signature Pages

EXHIBIT A TO AMENDMENT AGREEMENT

Published CUSIP Number:	68066LAP6
Revolving Advance CUSIP Number:	68066LAQ4
Term Loan CUSIP Number:	68066LAR2

US$1,850,000,000

AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of October 5, 2015

Among

OLIN CORPORATION,

BLUE CUBE SPINCO INC.

and

OLIN CANADA ULC

as Borrowers

THE LENDERS NAMED HEREIN

as Lenders

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agent

JPMORGAN CHASE BANK, N.A.

as Syndication Agent

CITIBANK, N.A.

BANK OF AMERICA, N.A.,

PNC BANK, NATIONAL ASSOCIATION,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

and

SUMITOMO MITSUI BANKING CORPORATION

as Documentation Agents

WELLS FARGO SECURITIES, LLC, J.P. MORGAN SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and PNC CAPITAL MARKETS LLC

as Lead Arrangers and Lead Bookrunners

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Section 10.13	Patriot Act, Etc.	94

Section 10.14	Judgment	94

Section 10.15	Waiver of Jury Trial	95

Section 10.16	Acknowledgments	95

Section 10.17	Additional Borrowers	95

-iv-

Schedule I	-	List of Commitments and Applicable Lending Offices
Schedule 10.02	-	Notice Addresses

Exhibit A-1	-	Revolving Note
Exhibit A-2	-	Bid Note
Exhibit A-3	-	Term Loan Note
Exhibit B-1	-	Notice of Borrowing
Exhibit B-2	-	Notice of Bid Borrowing
Exhibit C	-	Assignment and Assumption
Exhibit D	-	Assumption Agreement
Exhibit E	-	Tax Compliance Certificates
Exhibit F	-	[Reserved]
Exhibit G-1	-	Borrowing Subsidiary Agreement
Exhibit G-2	-	Borrowing Subsidiary Termination

-v-

CREDIT AGREEMENT

Dated as of October 5, 2015

OLIN CORPORATION, a Virginia corporation (the “Company”), BLUE CUBE SPINCO, INC., a Delaware corporation, as the survivor of the Merger (as defined below) (the “Spinco Borrower”), OLIN CANADA ULC, an unlimited company amalgamated under the laws of Nova Scotia (the “Canadian Borrower”), the lenders and issuers of letters of credit that are party to this Agreement or become party to this Agreement pursuant to the terms hereof and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent (the “Administrative Agent”) for the Lenders and Issuing Banks, hereby agree as follows:

ARTICLE I

 DEFINITIONS AND ACCOUNTING TERMS

Section 1.01     Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“30-Day Eurodollar Rate” has the meaning set forth in the definition of “Base Rate”.

“Acquisition” means any acquisition by the Company or any of its Subsidiaries of all or substantially all of the capital stock of, or all or a substantial part of the assets of, or of a business unit or division of, any Person.

“Act” has the meaning specified in Section 10.13.
“Additional Borrower” means, subject to Section 10.17(b), any Subsidiary of the Company that becomes a party hereto as a Borrower pursuant to Section 10.17.
“Administrative Agent” has the meaning set forth in the introductory paragraph hereto.
“Administrative Agent’s Account” means the account(s) of the Administrative Agent, as applicable, designated in writing by the Administrative Agent.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Advance” means a Revolving Advance, a Bid Advance or a Term Loan.
“Affiliate” means, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction of the management and policies of any Person, whether through ownership of voting securities or by contract or otherwise.
“Agreement” means this Credit Agreement, as amended, restated or otherwise modified from time to time.

“Alternative Currency” means any currency other than US Dollars which is (a) readily available and freely transferable and convertible into US Dollars and (b) available in the London interbank deposit market.
“Alternative Currency Sublimit” means US$150,000,000.
“Amendment Agreement” means the Amendment Agreement dated as of June 23, 2015, among the Company, the Canadian Borrower, the Spinco Borrower, the lenders party thereto and Wells Fargo, as the administrative under each of the Existing Credit Agreements (as defined therein).
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Lending Office” means, with respect to each Revolving Lender or Term Loan Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
“Applicable Margin” means, as of any date of determination, a rate per annum determined by reference to the Performance Level applicable on such date as set forth below:
Performance Level	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances
I	0.25%	1.25%
II	0.50%	1.50%
III	0.75%	1.75%
IV	1.00%	2.00%
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and PNC Capital Markets LLC, in their capacities as lead arrangers and lead bookrunners.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.02), and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent and otherwise in accordance with Article IX.
“Assuming Lender or Lenders” has the meaning specified in Section 2.04(c).
“Assumption Agreement” has the meaning specified in Section 2.04(c).

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).
“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:
(a)            The rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate;

(b)            The sum (adjusted to the nearest 1/100 of one percent or, if there is no nearest 1/100 of one percent, to the next higher 1/100 of one percent) of (i) 1/2 of one percent per annum, plus (ii) the Federal Funds Rate; or

(c)            The sum of (i) the Eurodollar Rate for an interest period of one month (the “30-Day Eurodollar Rate”), plus (ii) one percent per annum.

Each change in the prime rate, the Federal Funds Rate or the 30-Day Eurodollar Rate shall be effective as of the opening of business on the day such change occurs.  The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Base Rate Advance” means any Term Loan or Revolving Advance denominated in US Dollars which bears interest as provided in Section 2.06(a).
“Bid Advance” means an advance by a Revolving Lender to the Company pursuant to the auction bidding procedure described in Section 2.02(d).
“Bid Borrowing” means a borrowing consisting of simultaneous Bid Advances from each of the Revolving Lenders whose offer to make such Bid Advances has been accepted under the auction bidding procedure described in Section 2.02(d).
“Bid Note” means a promissory note of the Company payable to any Revolving Lender and its registered assigns, in substantially the form of Exhibit A-2 hereto, evidencing the Indebtedness of the Company to such Lender resulting from a Bid Advance made by such Lender.
“Borrowers” means, collectively, the Company, the Canadian Borrower, the Spinco Borrower and any Additional Borrower.
“Borrowing Minimum” means (a) in respect of Advances denominated in US Dollars, US$10,000,000, (b) in respect of Advances denominated in Canadian Dollars, CN$5,000,000, (c) in respect of Advances denominated in Euros, €10,000,000, (d) in respect of Advances denominated in Swiss Francs, SFr10,000,000 and (e) in the case of Advances denominated in any Designated Alternative Currency, the smallest amount of such currency that is an integral multiple of 5,000,000 units of currency and that has a US Dollar Equivalent in excess of US$10,000,000.
“Borrowing Multiple” means (a) in respect of Advances denominated in US Dollars, US$1,000,000, (b) in respect of Advances denominated in Canadian Dollars, CN$1,000,000, (c) in respect of Advances denominated in Euros, €1,000,000, (d) in respect of Advances denominated in Swiss Francs, SFr1,000,000 and (e) in the case of Advances denominated in any Designated Alternative Currency, the smallest amount of such currency that is an integral multiple of 1,000,000 units of currency.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit G-1, with such changes thereto as may be reasonably acceptable to the Administrative Agent and the Company.
“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit G-2, with such changes thereto as may be reasonably acceptable to the Administrative Agent and the Company.
“Business” has the meaning assigned to such term in the Separation Agreement.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with (a) a Eurodollar Rate Advance denominated in US Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US Dollar deposits in the London interbank market, (b) a Eurodollar Rate Advance denominated in Euros, the term “Business Day” shall also exclude any day that is not a TARGET Day and (c) a Eurodollar Rate Advance denominated in any Committed Alternative Currency other than Euros, the term “Business Day” shall also exclude any day on which banks are not open for dealings in such Committed Alternative Currency deposits in the interbank market in the capital city of the country whose lawful currency is such Committed Alternative Currency.
“Calculation Date” has the meaning set forth in Section 1.05.
“Canadian Borrower” has the meaning set forth in the introductory paragraph hereto.
“Canadian Dollars” and “CN$” each means lawful currency of Canada.
“Canadian Interbank Rate” means the interest rate, expressed as a percentage per annum, which is customarily used by the Administrative Agent when calculating interest due by it or owing to it arising from or in connection with correction of errors between it and other Canadian chartered banks.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Collateralize” means, to deposit in a L/C Cash Collateral Account or to pledge and deposit with, or deliver to, the Administrative Agent, for the benefit of the applicable Issuing Banks or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Banks.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CDOR Screen Rate” has the meaning set forth in the definition of “Eurodollar Rate”.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.
“Closing Date” means the date on which the Initial Term Loans funded, which date is October 5, 2015.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Commitment” means a Term Loan Commitment, a Revolving Commitment or a Letter of Credit Commitment.
“Commitment Date” has the meaning specified in Section 2.04(d)(ii).
“Commitment Fee Rate” means, as of any date of determination, a rate per annum determined by reference to the Performance Level applicable on such date as set forth below:
Performance Level	Commitment Fee Rate
I	0.175%
II	0.200%
III	0.250%
IV	0.300%

“Committed Alternative Currencies” means Canadian Dollars, Euros, Swiss Francs and any Designated Alternative Currencies.
“Company” has the meaning set forth in the introductory paragraph hereto.
“Confidential Information” has the meaning specified in Section 10.12.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Cost Savings” means, for any period, those synergies, operating expense reductions and cost-savings of the Company and its Subsidiaries that are reasonably identifiable, factually supportable and projected by the Company in good faith to be realized following the Closing Date as a result of restructurings, reorganizations, divestitures, cost savings initiatives, production rationalizations and other similar initiatives, in each case to the extent not prohibited by this Agreement (collectively, “Initiatives”) (calculated on a pro forma basis as if such synergies, operating expense reductions and cost-savings had been realized on the first day of such period, and net of the amount of actual benefits realized during such period from such Initiatives to the extent already included in Consolidated Net Income for such period); provided that (i) no synergies, operating expense reductions or cost-savings shall be added to Consolidated EBITDA pursuant to clause (e) thereof to the extent duplicative of any expenses or charges otherwise added to (or excluded from) Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (ii) projected amounts (and not yet realized) (x) may be added (the date on which such amounts are added, the “Initiative Commencement Date”) once actions in respect of such Initiative have been taken or are expected to be taken (in the good faith determination of the Borrower) within 12 months and (y) may no longer be added back in calculating Consolidated EBITDA pursuant to clause (e) thereof to the extent occurring more than six full fiscal quarters after the Initiative Commencement Date and (iii) Consolidated Cost Savings in respect of the Merger shall be determined in a manner consistent with the manner in which synergies, operating expense reductions and cost-savings were included in the calculation of Consolidated EBITDA for purposes of clause (A) of the last sentence of “Consolidated EBITDA”.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period (adjusted to exclude all extraordinary or unusual items and any gains or losses on sales of assets outside the ordinary course of business) plus, without duplication and (except with respect to synergies included in Consolidated Cost Savings) to the extent deducted in calculating such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount with respect to Indebtedness (including the Advances), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) Consolidated Cost Savings; provided that with respect to any period, the aggregate amount added back in the calculation of Consolidated EBITDA for such period pursuant to this clause (e) and clause (f) below shall not exceed (x) for any period ended on or prior to December 31, 2016, 20% of Consolidated EBITDA and (y) otherwise, 15% of Consolidated EBITDA (in each case calculated prior to giving effect to any add-backs pursuant to this clause (e) and clause (f) below), (f) costs and expenses incurred in connection with the implementation of Initiatives; provided that with respect to any period, the aggregate amount added back in the calculation of Consolidated EBITDA for such period pursuant to this clause (f) and clause (e) above shall not exceed (x) for any period ended on or prior to December 31, 2016, 20% of Consolidated EBITDA and (y) otherwise, 15% of Consolidated EBITDA (in each case calculated prior to giving effect to any add-backs pursuant to this clause (f) and clause (e) above), (g) Consolidated Transaction Costs; provided that the aggregate amount added back in the calculation of Consolidated EBITDA pursuant to this clause (g) shall not exceed $100,000,000, (h) all payments triggered in respect of the Company’s non-qualified deferred compensation and post-retirement benefit plans in connection with the Transactions during such period and (i) any other non-cash charges, minus, (i) any cash payments made during such period in respect of items described in clause (i) above subsequent to the fiscal quarter in which the relevant non-cash charge was reflected as a charge in the statement of Consolidated Net Income and (ii) to the extent included in calculating such Consolidated Net Income for such period, any non-cash income (other than amounts accrued in the ordinary course of business under accrual-based revenue recognition procedures in accordance with GAAP).  For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Consolidated Leverage Ratio, if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition or a Material Disposition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition, as applicable, occurred on the first day of such Reference Period. Notwithstanding the foregoing, but subject to the immediately preceding sentence (other than in respect of the Merger), (A) Consolidated EBITDA shall be deemed to be (w) $269,300,000 for the fiscal quarter ended June 30, 2014, (x) $262,600,000 for the fiscal quarter ended September 30, 2014, (y) $240,700,000 for the fiscal quarter ended December 31, 2014 and (z) $250,300,000 for the fiscal quarter ended March 31, 2015 and (B) Consolidated EBITDA for any period ended prior to the Closing Date but subsequent to March 31, 2015 shall be determined in good faith by the Company on a pro forma basis consistent with the basis on which Consolidated EBITDA for the fiscal quarters set forth in clause (A) above were calculated.

“Consolidated Interest Coverage Ratio” means, for any Reference Period, the ratio of (a) Consolidated EBITDA for such Reference Period to (b) Consolidated Interest Expense for such Reference Period.
“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to capitalized lease obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges accrued with respect to letters of credit and bankers’ acceptance financing allocable to such period in accordance with GAAP), minus (in the case of net benefits) or plus (in the case of net costs) the net benefits or net costs under all Hedging Agreements in respect of Indebtedness of the Company and its Subsidiaries to the extent such net benefits or net costs are allocable to such period in accordance with GAAP.
“Consolidated Leverage Ratio” means, as at the last day of any Reference Period, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA, for such Reference Period.  The Consolidated Leverage Ratio shall be calculated on the date on which the Company delivers to the Administrative Agent the financial statements required to be delivered pursuant to Section 5.01(i)(i) or (ii), as the case may be, and the certificate required to be delivered pursuant to Section 5.01(i)(iv) demonstrating such ratio.
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or any law applicable to such Subsidiary.
“Consolidated Net Tangible Assets” means, at any date, the total assets of the Company and its Subsidiaries at such date, determined on a consolidated basis, minus (a) the consolidated current liabilities (excluding interest-bearing liabilities) of the Company and its Subsidiaries as of such date, (b) unamortized debt discount and expense, goodwill, trademarks, brand names, patents and other intangible assets, and (c) any write-up of the value of any assets (other than an allocation of purchase price in an acquisition) after December 31, 2014; all as determined in accordance with GAAP.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
“Consolidated Transaction Costs” means, for any period, the sum (without duplication) of all non-recurring fees, costs and expenses incurred by the Company and its Subsidiaries, whether before, on or within six months after the Closing Date, in connection with the Transactions during such period.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Credit Party” means  the Administrative Agent, the syndication agents and documentation agents listed on the cover page to this Agreement, the Arrangers, the Issuing Banks or any other Lender.
“DCP” has the meaning assigned to such term in the Form S-4.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Advances, Bid Advances, Term Loans or participations in Letters of Credit required to be funded by it hereunder within two Business Days of the date such Advances or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent or the Issuing Banks in writing, or has made a public statement to the effect, that it does not intend to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Company, each Issuing Bank and each Lender.

“Designated Alternative Currency” means any Alternative Currency (other than Canadian Dollars, Euro and Swiss Francs) (a) for which Eurodollar Rates can be determined by reference to the applicable Reuters screen as provided in the definition of “Eurodollar Rate” and (b) that has been designated by the Administrative Agent as a Designated Alternative Currency at the request of the Company and with the consent of (i) the Administrative Agent, (ii) each Issuing Bank and (iii) each Revolving Lender.
“Designated Jurisdiction” has the meaning specified in Section 4.01(k).
“Domestic Lending Office” means, with respect to any Revolving Lender or Term Loan Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.
“Domestic Subsidiary” shall mean any Subsidiary organized under the laws of any State of the United States, substantially all of the assets of which are located, and substantially all of the business of which is conducted, in the United States.
“Effective Date” shall mean June 23, 2015.
“Eligible Assignee” means (a) any Lender, (b) any Affiliate of any Lender, (c) any Approved Fund, (d) any commercial bank and (e) any other financial institution or investment fund engaged as a primary activity in the ordinary course of its business in making or investing in commercial loans or debt securities; provided, however, that neither the Company, any Affiliate of the Company, any natural Person, any Defaulting Lender or any subsidiary of a Defaulting Lender shall qualify as an Eligible Assignee.
“EMU Legislation” means the legislative measures of the European Council (including the European Council regulations) for the introduction of, changeover to or operation of the Euro in one or more member states.
“Environmental Laws” means any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, injunctions, permits, grants, franchises, licenses or governmental restrictions relating to (i) the effect of the environment on human health, (ii) the environment or (iii) emissions, discharges or releases of Hazardous Substances into the environment, including ambient air, surface water, groundwater, or land, or otherwise relating to the effect on the environment of the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of the Company’s controlled group or is under common control with the Company, in each case, within the meaning of Section 414 of the Code.
“ERISA Event” means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility by the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA and with respect to a Plan; (iv) the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Company or any ERISA Affiliate to make a payment to a Plan required under Section 302 of ERISA, which failure could result in the imposition of a Lien under Section 303(k)(1) of ERISA; or (vi) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.
“EURIBOR Screen Rate” has the meaning set forth in the definition of “Eurodollar Rate”.
“Euro” and “€” mean the lawful currency of the Participating Member States of the European monetary union.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.
“Eurodollar Rate” means, for the Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Borrowing, each Eurodollar Rate Advance comprising part of the same Term Loan Borrowing, and, in the case of each Bid Advance comprising part of the same Bid Borrowing, for the period from the date of such Bid Advance to its maturity date as specified in the applicable Notice of Bid Borrowing, an interest rate per annum equal to (a) with respect to any such Eurodollar Rate Advance denominated in Canadian Dollars, the interbank offered rate administered by Thomson Reuters (or any other Person that takes over the administration of such rate) for Canadian Dollars for a period equal in length to such Interest Period as displayed on page CDOR of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “CDOR Screen Rate”), (b) with respect to any such Eurodollar Rate Advance denominated in Euros, the interbank offered rate administered by the Banking Federation of the European Union (or any other Person which takes over the administration of such rate) for Euros for a period equal in length to such Interest Period as displayed on page EURIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “EURIBOR Screen Rate”) and (c) with respect to any such Eurodollar Rate Advance in US Dollars or any Committed Alternative Currency (other than Canadian Dollars or Euros) or any Bid Advance, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the relevant currency for a period equal in length to the applicable period as displayed on page LIBOR01 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “LIBO Screen Rate”), in each case as of the Specified Time on the Quotation Day for such period; provided that if the applicable Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if the applicable Screen Rate shall not be available at such time for such Interest Period or applicable period (an “Impacted Interest Period”) with respect to the relevant currency, then the Eurodollar Rate shall be the Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement).

Notwithstanding the foregoing, if at the time that the Administrative Agent shall seek to determine the relevant Screen Rate on the Quotation Day for any Interest Period for a Eurodollar Rate Advance or any period for a Bid Advance, the applicable Screen Rate shall not be available for such Interest Period for any reason and the Administrative Agent shall determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then, subject to Section 2.08, the Reference Bank Rate shall be the Eurodollar Rate for such Interest Period for such Eurodollar Rate Advance or such period for such Bid Advance, as applicable; provided that if any Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Eurodollar Rate Advance” means any Term Loan or Revolving Advance which bears interest as provided in Section 2.06(b).
“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
“Events of Default” has the meaning specified in Section 6.01.

“Exchange Rate” means on any date, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars at the time of determination on such day as set forth on the Reuters WRLD Page for such currency; provided that if such rate does not appear on any Reuters WRLD Page, such exchange rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such an agreement, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Company under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(g) and (d) any United States federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means the US$415,000,000 Credit Agreement dated as of June 24, 2014 (as amended, restated, supplemented or otherwise modified from time to time prior to the Closing Date) among the Company, the Canadian Borrower, the banks named therein and Wells Fargo as administrative agent.
“Existing Issuing Bank” means each Issuing Bank (as defined in the Olin Credit Agreement) party to the Olin Credit Agreement as of the Restatement Date.
“Existing Lenders” means (a) the Revolving Lenders, Term Loan Lenders and Issuing Banks (in each case as defined in the Olin Credit Agreement) party to the Olin Credit Agreement as of the Restatement Date and (b) the Term Loan Lenders (as defined in the Spinco Credit Agreement) party to the Spinco Credit Agreement as of the Restatement Date.
“Facility” means each of (a) the Revolving Credit Facility, (b) the Initial Term Loans and (c) the Incremental Term Loan Commitments and the Incremental Term Loans made thereunder, as the context requires. Upon any extension of a Termination Date pursuant to Section 2.04(b), the Commitments or Term Loans so extended shall be a separate Facility from the non-extended Commitments or Term Loans.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published in Federal Reserve Statistical Release H.15(519), for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letter” means, collectively, (a) the Amended and Restated Arranger Fee Letter and Amendment to the Bridge Arranger Fee Letter dated June 18, 2015, among the Administrative Agent, Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and the Company, and (b) the Administrative Agent Fee Letter dated March 26, 2015, between the Administrative Agent and the Company.
“Foreign Lender” means (a) if the applicable Borrower is a US Person, a Lender that is not a US Person, and (b) if the applicable Borrower is not a US Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
“Foreign Subsidiary” shall mean any Subsidiary other than a Domestic Subsidiary.
“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Letters of Credit other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“GAAP” has the meaning specified in Section 1.04.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning specified in Section 7.01.
“Guarantors” means the Company, the Spinco Borrower and any Additional Borrower that is a Domestic Subsidiary.
“Guaranty” means the guaranty of the Company, the Spinco Borrower and any Additional Borrower set forth in Article VII.
“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, material or waste, including petroleum, its derivatives, by-products and other hydrocarbons, in each case regulated by Environmental Laws.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Impacted Interest Period” has the meaning set forth in the definition of “Eurodollar Rate”.
“Increase Date” has the meaning specified in Section 2.04(d)(i).
“Incremental Lender” has the meaning specified in Section 2.04(d)(ii).
“Incremental Loan Commitments” has the meaning specified in Section 2.04(d)(i).
“Incremental Term Loan” has the meaning specified in Section 2.04(d)(i).
“Incremental Term Loan Commitment” has the meaning specified in Section 2.04(d)(i).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, excluding deferred compensation of officers and directors, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person and all obligations of such Person under synthetic leases, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, other than letters of credit and letters of guaranty issued to support obligations (other than Indebtedness) incurred in the ordinary course of business, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all Invested Amounts.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Costs” has the meaning specified in Section 8.06(a).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made or amount credited by or on account of any obligation of the Borrowers under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Initial Term Loans” means (i) the term loans made to the Company by the Term Loan Lenders pursuant to Section 2.01(c) of the Olin Credit Agreement on the Closing Date and assumed by the Spinco Borrower pursuant to the Amendment Agreement and (ii) the term loans made to Spinco pursuant to the Spinco Credit Agreement.  The aggregate outstanding principal amount of the Initial Term Loans on the Restatement Date is US$1,350,000,000.
“Initiatives” has the meaning specified in the definition of “Consolidated Cost Savings”.
“Insufficiency” means, with respect to any Plan, the amount of unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, if any.
“Interest Election Request” means a request by a Borrower to convert or continue a Term Loan Borrowing or Revolving Borrowing in accordance with Section 2.15.
“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Revolving Borrowing or Term Loan Borrowing, the period commencing on the date of such Advance (or on the effective date of any election applicable to such Borrowing pursuant to Section 2.15) and ending the last day of the period selected by the applicable Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be 1, 2, 3 or 6 months or, with the consent of all the Lenders required to fund such Advance, twelve months, in each case as the applicable Borrower may select, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period; provided, however, that:
(A)            the Borrowers may not select any Interest Period which ends after the applicable Termination Date;
(B)            Interest Periods commencing on the same date for Advances comprising part of the same Revolving Borrowing shall be of the same duration; and
(C)            whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day on such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.
“Internal Separation” has the meaning specified in the Separation Agreement.
“Interpolated Rate” means, at any time and with respect to any currency, the rate per annum (rounded to the same number of decimal places as the relevant Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate (for the longest period for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate (for the shortest period for which the applicable Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period or period, as applicable. When determining the rate for a period which is less than the shortest period for which the applicable Screen Rate is available, the Screen Rate for purposes of clause (a) above shall be deemed to be the overnight screen rate, where “overnight screen rate” means, in relation to any currency, the overnight rate for such currency determined by the Administrative Agent from such service as the Administrative Agent may select.

“Invested Amounts” means the amounts invested by investors that are not Affiliates of the Company in connection with a receivables securitization program and paid to the Company or any of its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables and applied to reduce such invested amounts.
“Investment Grade Rating” means a corporate credit rating and/or family rating, as applicable, of BBB- or higher by S&P and Baa3 or higher by Moody’s.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuing Bank” means each Existing Issuing Bank and any Eligible Assignee to which any Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.02 so long as the Company has consented to such assignment and any other Revolving Lender approved in writing by the Company and the Administrative Agent (which approval by the Administrative Agent shall not be unreasonably withheld) so long as such Eligible Assignee or such other Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office (which information shall be recorded by the Administrative Agent in the Register), for so long as such Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.
“JV” means Dow-Mitsui Chlor Alkali LLC.
“JV Credit Agreement” means the Credit Agreement, dated as of March 29, 2011, among the JV, as borrower, Sumitomo Mitsui Banking Corporation, as administrative agent, and the lenders and other agents named therein.
“L/C Cash Collateral Account” means an interest-bearing cash collateral account to be established and maintained by the Administrative Agent, over which the Administrative Agent shall have sole dominion and control, upon terms as may be satisfactory to the Administrative Agent.
“L/C Exposure” means, with respect to any Revolving Lender, its Pro Rata Share of the L/C Obligations at such time.
“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate Available Amount of all Letters of Credit outstanding at such time and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 2.02(b)(iii).  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Related Documents” has the meaning specified in Section 2.05(d)(i).
“Lenders” means the Existing Lenders (in each case until such Lender or Issuing Bank shall have assigned or had assumed all interests hereunder as provided in Sections 9.02 or 2.04(c)), each Eligible Assignee or Assuming Lender that shall become a party hereto pursuant to Sections 9.02 or 2.04(c), and each Incremental Lender or New Lender that shall become a party hereto pursuant to Section 2.04(d).
“Letter of Credit Agreement” has the meaning specified in Section 2.02(b)(i).
“Letter of Credit Commitment” means, with respect to each Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if such Issuing Bank has entered into one or more Assignment and Assumptions or has assumed the role of an Issuing Bank after the Effective Date, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.02 as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.04, or such other amount as agreed to by such Issuing Bank and the Company.
“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time and (b) US$100,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.04.  The Letter of Credit Facility is part of, and not in addition to, the Revolving Credit Facility.
“Letters of Credit” has the meaning specified in Section 2.01(b).
“LIBO Screen Rate” has the meaning set forth in the definition of “Eurodollar Rate”.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement).
“Loan Documents” means this Agreement and the Notes.
“Local Time” means (a) with respect to an Advance denominated in US Dollars, New York City time, and (b) with respect to an Advance denominated in a Committed Alternative Currency, local time to the Principal Financial Center of the applicable Committed Alternative Currency.
“Majority Facility Lenders” means, at any time and with respect to any Facility, Lenders holding at least a majority of (a) until the Closing Date, the Commitments with respect to such Facility then in effect and (b) thereafter, (i) with respect to any Facility that is a term loan facility, the aggregate unpaid principal amount of the Term Loans of such Facility then outstanding and (ii) with respect to any facility that is a revolving credit facility, the Revolving Commitments of such Facility then in effect (or if the Revolving Commitments of such Facility have been terminated, the sum of (x) the US Dollar Equivalent of the aggregate principal amount of Revolving Advances of such Facility then outstanding (other than Revolving Advances made by an Issuing Bank pursuant to Section 2.02(b)(iii) which have not then been reimbursed), (y) the L/C Exposure for all Lenders then outstanding in respect of such Facility and (z) the Bid Advances for all Lenders then outstanding in respect of such Facility); provided that the unused Commitments of, and the portion of the Term Loans, Revolving Advances and Bid Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Facility Lenders.

“Majority Lenders” means, at any time, Lenders holding more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Revolving Commitments then in effect (or if the Revolving Commitments have been terminated, the sum of (x) the US Dollar Equivalent of the aggregate principal amount of Revolving Advances then outstanding (other than Revolving Advances made by an Issuing Bank pursuant to Section 2.02(b)(iii) which have not then been reimbursed), (y) the L/C Exposure for all Lenders then outstanding and (z) the Bid Advances then outstanding); provided that the unused Commitments of, and the portion of the Term Loans, Revolving Advances and Bid Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.
“Margin Stock” shall have the meaning given such term under Regulation U issued by the Board of Governors of the Federal Reserve System.
“Material Acquisition” means any Acquisition that involves the payment of consideration by the Company and its Subsidiaries in excess of $250,000,000.
“Material Disposition” means any means any sale, transfer or other disposition of property or series of related sales, transfers or other dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $250,000,000.
“Merger” means the merger of Merger Sub and Spinco, with Spinco continuing as the surviving corporation.
“Merger Agreement” means the Merger Agreement, dated as of March 26, 2015, among TDCC, Spinco, the Company and Merger Sub, as amended, restated or otherwise modified from time to time.
“Merger Documentation” means (a) the Merger Agreement, (b) all exhibits, schedules, annexes and other attachments thereto and (c) all other agreements related thereto.
“Merger Sub” means Blue Cube Acquisition Corp., a Delaware corporation.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the preceding five plan years, made or accrued an obligation to make contributions.
“Multiple Employer Plan” means a single-employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and for at least one Person that is not an employee of the Company or any ERISA Affiliate or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event that such plan has been or were to be terminated.

“Necessary JV Consents” means the consents necessary to permit the transfer of TDCC’s interest in the JV to Spinco or any Subsidiary of Spinco.
“New Lender” has the meaning specified in Section 2.04(d)(ii).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment or other modification that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Majority Lenders.
“Non-Defaulting Lender” means, at any time, each Revolving Lender or Term Loan Lender that is not a Defaulting Lender at such time.
“Non-Extending Lender” has the meaning specified in Section 2.04(b).
“Note” means a Revolving Note, Bid Note or Term Loan Note.
“Notice of Bid Borrowing” has the meaning specified in Section 2.02(d)(i)(A).
“Notice of Borrowing” has the meaning specified in Section 2.02(a)(i)(A).
“Notice of Issuance” has the meaning specified in Section 2.02(b)(i).
“Officer’s Certificate” means a certificate signed in the name of the Company by its President, one of its Vice Presidents, its Treasurer or its Controller.
“Olin Credit Agreement” means the Credit Agreement dated as of June 23, 2015, among the Company, the Canadian Borrower, the lenders party thereto and Wells Fargo, as administrative agent.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).
“Other Borrowers” means (a) with respect to the Company, (i) the Canadian Borrower, (ii) the Spinco Borrower and (iii) any Additional Borrower, (b) with respect to the Spinco Borrower, (i) the Company, (ii) the Canadian Borrower and (iii) any Additional Borrower and (c) with respect to any Additional Borrower that is a Guarantor, (i) the Company, (ii) the Spinco Borrower, (iii) the Canadian Borrower and (iv) each other Additional Borrower.
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).

“Participant” has the meaning assigned to such term in Section 9.03.
“Participant Register” has the meaning assigned to such term in Section 9.03.
“Participating Member State” means a member of the European Communities that adopts or has adopted the Euro as its currency in accordance with EMU Legislation.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Performance Level” means, as of any date of determination, the level set forth below as then applicable:
I	Consolidated Leverage Ratio is less than or equal to 1.50:1.00.

II	Consolidated Leverage Ratio is greater than 1.50:1.00 but less than or equal to 2.50:1.00.

III	Consolidated Leverage Ratio is greater than 2.50:1.00 but less than or equal to 3.50:1.00.

IV	Consolidated Leverage Ratio is greater than 3.50:1.00.

For purposes of this definition, (i) the Performance Level shall be, from the Effective Date until adjusted pursuant to clause (ii) below, (x) based on Performance Level III if the Consolidated Leverage Ratio as of the Reference Period most recently ended on or prior to the Closing Date (and calculated to give pro forma effect to the Consolidated Total Debt as of the Closing Date) is less than or equal to 3.50:1.00 and (y) otherwise, Performance Level IV, and (ii) determined as at the end of each Reference Period ended as of the end of or after the first full fiscal quarter ending after the Closing Date based upon the calculation of the Consolidated Leverage Ratio for such Reference Period.  The Applicable Margin and Commitment Fee Rate shall be adjusted (if necessary) upward or downward on the first day following delivery of the certificate referred to in Section 5.01(i)(iv).

“Permitted Encumbrances” means:

(a)            Liens imposed by law for taxes that are not yet due or are being contested in good faith by appropriate proceedings;

(b)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings;

(c)            pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)            deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)            judgment liens in respect of judgments that do not constitute an Event of Default under Section 6.01(f); and

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Receivables Facility” means one or more accounts receivable facilities established by a Receivables Subsidiary and one or more of the Company or its Subsidiaries, whereby the Company or one or more of its Subsidiaries shall sell or transfer accounts receivables of the Company or its Subsidiaries to such Receivables Subsidiary which in turn shall transfer to a buyer, purchaser or lender undivided fractional interests in such accounts receivable (or otherwise borrow against such accounts receivable), so long as (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) under such Permitted Receivables Facility shall be guaranteed by the Company or any of its Subsidiaries (other than the Receivables Subsidiary), (b) there shall be no recourse or obligation to the Company or any of its Subsidiaries (other than the Receivables Subsidiary) whatsoever other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with such Permitted Receivables Facility that in the reasonable opinion of the Company are customary for securitization transactions and (c) none of the Company nor any of its Subsidiaries (other than the Receivables Subsidiary) shall have provided, either directly or indirectly, any other credit support of any kind in connection with such Permitted Receivables Facility, other than as set forth in clause (b) of this definition.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single-Employer Plan or a Multiple Employer Plan.

“Post-Petition Interest” has the meaning specified in Section 7.05(b).

“Principal Financial Center” means, in the case of any Committed Alternative Currency, the principal financial center where such currency is cleared and settled, as determined by the Administrative Agent.

“Pro Forma Financial Statements” means the pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and its Subsidiaries delivered pursuant to Section 3.01(i) of the Olin Credit Agreement.

“Pro Rata Share” of any amount means, with respect to any Revolving Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments shall have been terminated pursuant to Section 2.04 or 6.01, such Lender’s Revolving Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Commitments at such time (or, if the Revolving Commitments shall have been terminated pursuant to Section 2.04 or 6.01, the aggregate amount of all Revolving Commitments as in effect immediately prior to such termination).

“Quotation Day” means (a) with respect to any Eurodollar Rate Advance denominated in Canadian Dollars for any Interest Period, the first day of such Interest Period, (b) with respect to any Eurodollar Rate Advance denominated in Euros for any Interest Period, two TARGET Days before the first day of such Interest Period, (c) with respect to any Eurodollar Rate Advance denominated in any currency other than Canadian Dollars or Euros for any Interest Period, two Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the Eurodollar Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)) and (d) with respect to any Bid Advance for any period, two Business Days prior to the date of such Bid Borrowing.

“Receivables Related Assets” means, collectively, accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to receivables subject to a Permitted Receivables Facility, including interests in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guarantees, insurance proceeds, collections and proceeds of all of the foregoing.

“Receivables Subsidiary” means a Wholly Owned Subsidiary of the Company that has been established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring accounts receivable under a Permitted Receivables Facility and that shall not engage in any activities other than in connection with a Permitted Receivables Facility.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Bank Rate” means, with respect to any Eurodollar Rate Advance in any currency for any Interest Period or any Bid Advance for the period from the date of such Bid Advance to its maturity date as specified in the applicable Notice of Bid Borrowing, the arithmetic mean of the Submitted Reference Bank Rates (rounded upward to four decimal places) in respect thereof.

“Reference Banks” means with respect to any currency, such banks as may be appointed by the Administrative Agent as Reference Banks in respect of such currency in consultation with the Company and as consented to by such bank.

“Reference Period” means any period of four consecutive fiscal quarters of the Company.

“Refinancing” means the termination of the commitments, and payment in full of all Indebtedness, interest, fees and other amounts outstanding, under (a) the Existing Credit Agreement and (b) in the event that the Company and/or TDCC cannot obtain the Necessary JV Consents, the JV Credit Agreement.

“Register” has the meaning specified in Section 9.02(d).

“Regulation FD” has the meaning specified in Section 10.12.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, representatives, controlling persons and agents, including accountants, legal counsel and other advisors of such Person and of such Person’s Affiliates.

“Replaced Revolving Commitments” has the meaning assigned to such term in Section 10.01.

“Replacement Revolving Commitments” has the meaning assigned to such term in Section 10.01.

“Replaced Term Loan” has the meaning assigned to such term in Section 10.01.

“Replacement Term Loan” has the meaning assigned to such term in Section 10.01.

“Restatement Date” has the meaning assigned to such term in the Amendment Agreement.

“Revolving Advance” means an advance (other than a Bid Advance) by a Revolving Lender to a Borrower pursuant to Section 2.02(a) or (b)(iii), and refers to (i) in the case of Revolving Advances denominated in US Dollars, a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Revolving Advance for Revolving Advances denominated in US Dollars) and (ii) in the case of Revolving Advances denominated in any Committed Alternative Currency, a Eurodollar Rate Advance (which shall be the “Type” of Revolving Advance for Revolving Advances denominated in such currency).

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Advances of the same currency, the same Type (and, in the case of a borrowing consisting of Eurodollar Rate Advances, having the same Interest Period) made by the Revolving Lenders.

“Revolving Commitment” means, with respect to any Revolving Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.02 as such Lender’s “Revolving Commitment”, as such amount may be reduced or increased at or prior to such time pursuant to Section 2.04.  The aggregate Revolving Commitments of all the Revolving Lenders as of the Restatement Date shall be US$500,000,000.

“Revolving Commitment Increase” has the meaning specified in Section 2.04(d)(i).

“Revolving Credit Facility” means the revolving credit facility to the Company, the Spinco Borrower and the Canadian Borrower established pursuant to Section 2.01(a)(i) (including any increase in such revolving credit facility established pursuant to Section 2.04(d)).

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of (a) the outstanding principal amount of the US Dollar Equivalent of such Lender’s Revolving Advances and (b) such Lender’s L/C Exposure.

“Revolving Lender” means a Lender with a Revolving Commitment and/or outstanding Revolving Advances, Bid Advances and/or participations in Letters of Credit.

“Revolving Note” means a promissory note of a Borrower payable to any Lender and its registered assigns, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate Indebtedness of such Borrower to such Lender resulting from the Revolving Advances made to such Borrower by such Lender.

“Revolving Termination Date” means the date that is five years after the Closing Date (or the earlier date on which the termination in whole of the Commitments occurs pursuant to Sections 2.04(a) or 6.01).

“Sanctioned Person” means any Person described in Section 4.01(k)(i)(x), (y) or (z).

“Sanctions” has the meaning specified in Section 4.01(k).

“S&P” means Standard and Poor’s Financial Services LLC and any successor thereto.

“Screen Rate” means the CDOR Screen Rate, the EURIBOR Screen Rate and the LIBO Screen Rate, collectively and individually, as the context may require.

“SEC” means the Securities and Exchange Commission.

“Separation Agreement” means the Separation Agreement, dated as of March 26, 2015, between TDCC and Spinco, as amended, restated or otherwise modified from time to time.

“Separation Documentation” means (a) the Separation Agreement, (b) all exhibits, schedules, annexes and other attachments thereto and (c) all other agreements related thereto.

“Significant Subsidiary” means each Subsidiary, but excludes any Subsidiary the US Dollar value (or equivalent thereof) of whose assets is less than 5% of the total assets of the Company and the Subsidiaries, on a consolidated basis.

“Single-Employer Plan” means a single-employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained by the Company or any ERISA Affiliate solely for employees of the Company or any ERISA Affiliate or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event that such plan has been or were to be terminated.

“Solvent” means (a) each of the Fair Value and the Present Fair Salable Value of the assets of the Company and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities, (b) the Company and its Subsidiaries taken as a whole do not have Unreasonably Small Capital and (c) the Company and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature. Terms used in this definition and not otherwise defined in this Agreement have the meanings assigned thereto in Exhibit F hereto.

“Specified Merger Agreement Representations” means such of the representations and warranties made by TDCC or Spinco in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Company (or an Affiliate of the Company) has the right to terminate its obligations under the Merger Agreement or decline to consummate the Merger as a result of a breach of such representations and warranties in the Merger Agreement.

“Specified Representations” means those representations and warranties set forth in Sections 4.01(a) (solely as to organization, existence and corporate powers of the Borrowers), (b)(i), (b)(ii)(x), (d), (g), (h), (k)(ii), (l) (solely as to use of proceeds of any borrowing or Letter of Credit under this Agreement), (m) and (n).

“Specified Time” means (a) in relation to an Advance in Canadian Dollars, 11:00 A.M., Toronto, Ontario time and (b) otherwise, 11:00 A.M., London time.

“Spinco” means Blue Cube Spinco Inc., a Delaware corporation.

“Spinco Borrower” has the meaning specified in the introductory paragraph hereto.

“Spinco Credit Agreement” means the Credit Agreement, dated as of June 23, 2015, among Spinco, the lenders party thereto and Wells Fargo, as administrative agent.

“Submitted Reference Bank Rate” means, as to any Reference Bank:

(a)            in relation to any Revolving Advances denominated in Canadian Dollars for any Interest Period, the rate supplied to the Administrative Agent at its request by such Reference Bank as of the Specified Time on the Quotation Day for Revolving Advances denominated in Canadian Dollars and the applicable Interest Period as the rate at which such Reference Bank is willing to extend credit by the purchase of bankers’ acceptances which have been accepted by banks which are for the time being customarily regarded as being of appropriate credit standing for such purpose with a term to maturity equal to the relevant period;

(b)            in relation to Revolving Advances denominated in Euros for any Interest Period, the rate supplied to the Administrative Agent at its request by such Reference Bank as of the Specified Time on the Quotation Day for Revolving Advances denominated in Euros and the applicable Interest Period as the rate which such Reference Bank assesses to be the rate at which interbank term deposits in Euros and for the relevant period are offered for spot value (T+2) by one prime bank to another prime bank within the EMU zone;

(c)            in relation to Revolving Advances or Term Loans denominated in any currency other than Canadian Dollars or Euros, the rate (rounded upward to four decimal places) supplied to the Administrative Agent at its request by such Reference Bank as of the Specified Time on the Quotation Day for Revolving Advances or Term Loans in the relevant currency and the applicable Interest Period as the rate at which such Reference Bank could borrow funds in the London interbank market in such currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period; provided that upon supplying such Submitted Reference Bank Rate to the Administrative Agent pursuant to this clause (c), such Reference Bank shall certify that it has not submitted or shared such Submitted Reference Bank Rate with any individual who is formally designated as being involved in the ICE LIBOR submission process; and

(d)            in relation to Bid Advances, the rate (rounded upward to four decimal places) supplied to the Administrative Agent at its request by such Reference Bank as the rate at which deposits in US Dollars are offered by the principal office of such Reference Bank in London, England to prime banks in the London interbank market at the Specified Time on the Quotation Day in an amount substantially equal to the aggregate amount of such Bid Borrowing and for a period equal to the period from the date of such Bid Advance to its maturity date as specified in the applicable Notice of Bid Borrowing.

“Subordinated Obligations” has the meaning specified in Section 7.05.

“Subsidiary” means, as at any particular time, any Person controlled by the Company the accounts of which would be consolidated with those of the Company in the Company’s consolidated financial statements if such financial statements were to be prepared at such time in accordance with GAAP.

“Swiss Franc” and the “SFr” sign each means lawful currency of Switzerland.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Tax-Exempt Financing” means a transaction with a governmental unit or instrumentality which involves (i) the issuance by such governmental unit or instrumentality to Persons other than the Company or a Subsidiary of bonds or other obligations on which the interest is exempt from Federal income taxes under Section 103 of the Code and the proceeds of which are applied to finance or refinance the cost of acquisition of equipment or facilities of the Company or any of its subsidiaries, and (ii) participation in the transaction by the Company or a Subsidiary in any manner permitted by this Agreement.

“TDCC” means The Dow Chemical Company, a Delaware corporation.

“Term Loan Borrowing” means a borrowing consisting of Term Loans of the same Type (and, in the case of a borrowing consisting of Eurodollar Rate Advances, having the same Interest Period) made by the Term Loan Lenders.

“Term Loan Commitment” means an Incremental Term Loan Commitment.

“Term Loan Lender” means any Person with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Note” means a promissory note of the Spinco Borrower payable to any Term Loan Lender and its registered assigns, in substantially the form of Exhibit A-3 hereto, evidencing the portion of the Term Loans made to the Spinco Borrower by such Term Loan Lender.

“Term Loans” means the Initial Term Loans and, if applicable, the Incremental Term Loans (and “Term Loan” means any of such Term Loans) and refers to a Base Rate Advance or a Eurodollar Advance (each of which shall be a “Type” of Term Loan).

“Termination Date” means (a) with respect to the Revolving Commitments and the Letter of Credit Commitments, the Revolving Termination Date, (b) with respect to the Initial Term Loans, the date that is five years after the Closing Date (or the earlier date on which the Initial Term Loans have been accelerated pursuant to Section 6.01), and (c) with respect to any Incremental Term Loans, the date determined by the applicable Term Loan Lenders pursuant to Section 2.04(d) (or the earlier date on which the Initial Term Loans have been accelerated pursuant to Section 6.01).

“Transactions” means (a) the consummation of the Internal Separation, (b) the consummation of the Merger, (c) the Refinancing, (d) the issuance by Spinco of its senior unsecured notes to TDCC or, if elected by TDCC in accordance with Section 7.08(e) of the Merger Agreement, the drawing under a senior unsecured bridge facility of an amount not less than the Above Basis Amount (as defined in the Separation Agreement), (e) the issuance by Spinco of its senior unsecured notes, the drawing under a senior unsecured bridge facility or any combination thereof, the proceeds of which will be used, together with the proceeds of the Initial Term Loan, to (i) finance a special cash dividend to TDCC, (ii) pay fees and expenses in connection with the Transactions, (iii) effect the Refinancing and (iv) provide funds for general corporate purposes, (f) the execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents, the borrowing of the Advances and the issuance of Letters of Credit on the Closing Date and the use of proceeds of such Advances and Letters of Credit and (g) the payment of fees and expenses in connection with the foregoing.

“Type” shall have the meaning given such term in the definitions of Term Loan and Revolving Advance.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“United States” or “U.S.” means the United States of America.

“Unused Revolving Commitment” means, with respect to each Revolving Lender at any time, (a) such Revolving Lender’s Revolving Commitment at such time minus (b) the sum of (i) the US Dollar Equivalent of the aggregate principal amount of all Revolving Advances made by such Revolving Lender (in its capacity as a Revolving Lender) and outstanding at such time, plus (ii) such Revolving Lender’s L/C Exposure then outstanding.

“US Dollar Equivalent” means, on any date, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any currency other than US Dollars, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such currency at such time in effect under the provisions of such Section 1.05.

“US Dollars” and the “US$” sign each means lawful currency of the United States.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“US Tax Compliance Certificate” has the meaning assigned thereto in Section 2.14(g).

"Usage” means, at any time, the sum of the aggregate principal amount of the US Dollar Equivalent of the Revolving Advances and the Bid Advances then outstanding plus the Available Amount of the outstanding Letters of Credit.

“Voting Rights” means, as to any corporation or any other entity, ordinary voting power (whether associated with outstanding common stock or outstanding preferred stock, or both, or other outstanding equity interests, as applicable) to elect members of the Board of Directors of such corporation or other entity (irrespective of whether or not at the time capital stock of any class or classes of such corporation or entity shall or might have voting power or additional voting power upon the occurrence of any contingency).

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly Owned” means, with respect to any corporation or other entity, a corporation or other entity of which 100% of the Voting Rights (other than Voting Rights represented by directors’ qualifying shares or shares required by law to be owned by a resident of the relevant jurisdiction) are at the time directly or indirectly owned by the Company, by the Company and one or more other Wholly Owned Subsidiaries, or by one or more other Wholly Owned Subsidiaries.

“Withdrawal Liability” shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrowers and the Administrative Agent.

Section 1.02                          Other Definitions and Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document or the context otherwise requires: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein), (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

Section 1.03                          Computation of Time Periods.  (a) In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

(b)            In this Agreement and the other Loan Documents each reference to a year shall be a reference to the twelve consecutive months beginning January 1 in such year and ending December 31 in such year and each reference to a quarter shall be a reference to one of the three consecutive month periods beginning January 1, April 1, July 1 or October 1, in each year.

Section 1.04  Accounting Terms.  (a)  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  “GAAP” shall mean generally accepted accounting principles as in effect from time to time; provided that if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of this Agreement in GAAP, or in the application thereof, on the operation of such provision (or if the Administrative Agent notifies the Company that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP, or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with Section 10.01.

(b)            Notwithstanding anything to the contrary contained in paragraph (a) above or the definition of “Capital Lease Obligations”, in the event of an accounting change requiring leases to be capitalized, only those leases (assuming for purposes hereof that they were in existence on the Effective Date) that would constitute capital leases on the Effective Date shall be considered capital leases and all calculations hereunder shall be made accordingly.

Section 1.05    Currency Translation.  The Administrative Agent shall determine the US Dollar Equivalent of each Revolving Advance denominated in a Committed Alternative Currency as of (x) the last Business Day of each fiscal quarter and (y) the date of any borrowing or continuation of any Revolving Advances denominated in a Committed Alternative  Currency (each such date, a “Calculation Date”), in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date that is three Business Days prior to such Calculation Date, and each such amount shall be the US Dollar Equivalent of such Revolving Advance until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall notify the Company and the Revolving Lenders of each calculation of the US Dollar Equivalent of each Revolving Advance.

ARTICLE II

 AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

Section 2.01  The Revolving Advances, Letters of Credit and Initial Term Loans.  (a)  Revolving Advances.  Each Revolving Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Advances in US Dollars and any Committed Alternative Currency to the Company, the Spinco Borrower or the Canadian Borrower from time to time on any Business Day during the period from the Closing Date until the Revolving Termination Date in an aggregate amount such that the US Dollar Equivalent thereof does not exceed such Lender’s Unused Revolving Commitment; provided that, immediately following the making of such Revolving Advance, the Usage shall not exceed the aggregate amount of the Revolving Commitments of the Revolving Lenders; provided further that, following the making of any such Revolving Advance denominated in a Committed Alternative Currency, the US Dollar Equivalent of the aggregate amount of Revolving Advances outstanding in any currency other than US Dollars shall not exceed the Alternative Currency Sublimit.  Each Revolving Borrowing shall be in an aggregate amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and shall consist of Advances of the same Type and currency made on the same day by the Revolving Lenders ratably according to their respective Revolving Commitments.  Within the limits of each Revolving Lender’s Revolving Commitment, the Borrowers may borrow, repay pursuant to Section 2.05, prepay pursuant to Section 2.09, and reborrow, prior to the Revolving Termination Date, under this Section 2.01(a). The Revolving Commitments shall automatically terminate if the Closing Date has not occurred on or prior to 11:59 P.M. (New York City time) on December 26, 2015 (or, if the Termination Date (as defined in the Merger Agreement as in effect as of March 26, 2015) is extended pursuant to Section 9.01(a) of the Merger Agreement, March 26, 2016).

(b)            Letters of Credit.  Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (each a “Letter of Credit”) denominated in US Dollars for the account of the Company from time to time on any Business Day during the period from the Closing Date until 30 days before the Revolving Termination Date in an amount such that (i) the L/C Obligations for all Letters of Credit issued by such Issuing Bank do not exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time, (ii) the Available Amount for each such Letter of Credit does not exceed an amount equal to the aggregate Unused Revolving Commitments of the Revolving Lenders at the time of issuance thereof and (iii) following the issuance of any such Letter of Credit, the Usage does not exceed the aggregate amount of the Revolving Commitments of the Revolving Lenders.  No Letter of Credit shall have an expiration date later than the earlier of (x) the first anniversary of its date of issuance and (y) five Business Days before the Revolving Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).  Within the limits referred to above, the Company may request the issuance of Letters of Credit under this Section 2.01(b), repay any Revolving Advances resulting from drawings thereunder pursuant to Section 2.05 or prepay pursuant to Section 2.09 and request the issuance of additional Letters of Credit under this Section 2.01(b).  With respect to each letter of credit designated by the Company in writing to the Administrative Agent no later than five Business Days prior to the Closing Date (or such later date as agreed by the Administrative Agent) as an “Existing Letter of Credit” for which the issuer thereof is a Revolving Lender who is either an Issuing Bank or has agreed to be an Issuing Bank in respect of such letter of credit, such letter of credit shall be deemed to constitute a Letter of Credit issued hereunder on the Restatement Date and the Revolving Lender that is an issuer of such Letter of Credit shall be deemed to be an Issuing Bank for such letter of credit; provided that after giving effect to such deemed issuance, in no event shall the Usage exceed the Revolving Commitments of the Revolving Lenders; provided further that any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement.

(c)            Initial Term Loans.  As of the Restatement Date, each Term Loan Lender has made Initial Term Loans in US Dollars to the Spinco Borrower in the aggregate principal amount set forth next to such Lender’s name on Schedule I.  As of the Restatement Date, the aggregate principal amount of all outstanding Initial Term Loans is $1,350,000,000.

Section 2.02    Making the Advances.  (a)  Making the Term Loans and Revolving Advances.  (i) (A)  Each Term Loan Borrowing and each Revolving Borrowing shall be made on notice, given not later than 11:00 A.M. Local Time, (x) in the case of Eurodollar Rate Advances denominated in US Dollars, on the third Business Day prior to the date of the proposed Borrowing, (y) in the case of Eurodollar Rate Advances denominated in a Committed Alternative Currency, on the fourth Business Day prior to the date of the proposed Revolving Borrowing or (z) in the case of Base Rate Advances, on the day of the proposed Borrowing, by the applicable Borrower to the Administrative Agent, which shall give to each appropriate Lender prompt notice thereof by telecopier.  Each such notice of a Term Loan Borrowing or Revolving Borrowing (as applicable, a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (I) date of such Term Loan Borrowing or Revolving Borrowing, (II) Type of Advances comprising such Term Loan Borrowing or Revolving Borrowing, (III) aggregate amount of such Term Loan Borrowing or Revolving Borrowing, (IV) in the case of a Revolving Borrowing, the applicable Borrower and the currency in which such Revolving Advance is to be made and (V) in the case of a Eurodollar Rate Advance, the Interest Period for each such Term Loan or Revolving Advance.  Each Lender shall, before 1:00 P.M. (Local Time) on the date of such Term Loan Borrowing or Revolving Borrowing make available for the account of its Applicable Lending Office to the Administrative Agent, in the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Term Loan Borrowing or Revolving Borrowing.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent, as applicable, will make such funds available to the applicable Borrower at the Administrative Agent’s address set forth on Schedule 10.02. Notwithstanding anything to the contrary contained herein, each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Advances in accordance with the terms of this Agreement and shall not cause the Borrowers to incur as of the date of the exercise of such option any greater liability than it shall then have under Section 2.10 or Section 2.14.

(B)            The failure of any Lender to make the Term Loan or Revolving Advance to be made by it as part of any Term Loan Borrowing or Revolving Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loan or Revolving Advance on the date of such Term Loan Borrowing or Revolving Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Term Loan or Revolving Advance to be made by such other Lender on the date of any Term Loan Borrowing or Revolving Borrowing.

(C)            Any Incremental Term Loans shall be borrowed pursuant to, and in accordance with, Section 2.04(d).

(ii)             Anything in subsection (i) above to the contrary notwithstanding,

(A)            if any Lender shall, at least one Business Day before the date of any requested Term Loan Borrowing or Revolving Borrowing comprised of Eurodollar Rate Advances, notify the Administrative Agent (with a copy to the applicable Borrower) that the introduction of or any change in or in the interpretation of any law or regulation by any court, authority or agency, or any other governmental, judicial or regulatory body, makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (1) with respect to Advances to be denominated in US Dollars, the right of such Borrower to select Eurodollar Rate Advances for such Term Loan Borrowing or Revolving Borrowing or any subsequent Term Loan Borrowing or Revolving Borrowing, with respect to such Lender (only), shall be suspended until such Lender shall notify the Administrative Agent (with a copy to the applicable Borrower) that the circumstances causing such suspension no longer exist or such Lender shall cease to be a party hereto, and each Term Loan or Revolving Advance comprising such Term Loan Borrowing or Revolving Borrowing shall, with respect to such Lender (only), be a Base Rate Advance of an equivalent amount and for an approximately equivalent term, provided that if all the Lenders so notify the Administrative Agent, the Administrative Agent shall so notify the applicable Borrower and the Notice of Borrowing in respect of such requested Term Loan Borrowing or Revolving Borrowing shall be automatically revoked and (2) with respect to Revolving Advances to be denominated in a Committed Alternative Currency, such Advances shall bear interest at an interest rate reasonably determined by the Administrative Agent, after consultation with the Company and such Lender, to compensate such Lender for the actual costs of obtaining the funds for such Advance in such currency for the applicable period plus the Applicable Margin with respect to Eurodollar Rate Advances; provided that if all the Lenders so notify the Administrative Agent, the Administrative Agent shall so notify the applicable Borrower and the Notice of Borrowing in respect of such requested Revolving Borrowing shall be automatically revoked; provided further that if the circumstances giving rise to such notice affect only Eurodollar Rate Advances in certain Committed Alternative Currencies, then Revolving Borrowings in other Committed Alternative Currencies will not be affected by the provisions of this Section. Each Lender giving a notice under this subclause (A) shall, promptly after giving such notice, provide the Company (with a copy to the Administrative Agent) with an explanation, in reasonable detail, as to the circumstances causing such suspension;

(B)            in the event that it is necessary to determine the Eurodollar Rate with reference to the Reference Banks, and if none of the Reference Banks furnish timely information to the Administrative Agent for determining the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Term Loan Borrowing or Revolving Borrowing, (1) the right of the Borrowers to select Eurodollar Rate Advances for any such Term Loan Borrowing or Revolving Borrowing denominated in US Dollars or any subsequent Term Loan Borrowing or Revolving Borrowing denominated in US Dollars shall be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Term Loan Borrowing or Revolving Borrowing shall be a Base Rate Advance and (2) any such Revolving Borrowing denominated in a Committed Alternative Currency or any subsequent Revolving Borrowing denominated in a Committed Alternative Currency shall bear interest at an interest rate reasonably determined by the Administrative Agent, after consultation with the Company and the applicable Lenders, to compensate the applicable Lenders for the actual costs of obtaining the funds for such Revolving Borrowing in such currency for the applicable period plus the Applicable Margin with respect to Eurodollar Rate Advances; and

(C)            if Term Loan Lenders or Revolving Lenders having more than 50% of the Term Loan Commitments or Revolving Commitments, as applicable, shall, at least one Business Day before the date of any requested Term Loan Borrowing or Revolving Borrowing comprised of Eurodollar Rate Advances, notify the Administrative Agent (with a copy to the applicable Borrower) that the Eurodollar Rate for Eurodollar Rate Advances comprising such Term Loan Borrowing or Revolving Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Rate Advances for such Term Loan Borrowing or Revolving Borrowing, (1) in respect of any such Term Loan Borrowing or Revolving Borrowing denominated in US Dollars, the Notice of Borrowing given in respect of such requested Term Loan Borrowing or Revolving Borrowing shall be automatically revoked and the right of the Borrowers to select Eurodollar Rate Advances for such Term Loan Borrowing or Revolving Borrowing or any subsequent Term Loan Borrowing or Revolving Borrowing shall be suspended until such Lenders shall notify the Administrative Agent (with a copy to the applicable Borrower) and the other Lenders that the circumstances causing such suspension no longer exist and (2) in respect of any such Revolving Borrowing denominated in a Committed Alternative Currency, such Revolving Borrowing shall be made as a Revolving Borrowing bearing interest at an interest rate reasonably determined by the Administrative Agent, after consultation with the Company and the applicable Lenders, to compensate the applicable Lenders for the actual costs of obtaining the funds for such Revolving Borrowing in such currency for the applicable period plus the Applicable Margin with respect to Eurodollar Rate Advances until such Lenders shall notify the Administrative Agent (with a copy to the applicable Borrower) and the other Lenders that the circumstances causing such adjustment no longer exist.  The Lenders giving a notice under this subclause (C) shall, promptly after giving such notice, provide the Company (with a copy to the Administrative Agent) with an explanation, in reasonable detail, as to the circumstances causing such suspension.

(D)            Anything in subsection (i) above to the contrary notwithstanding, (1) the Borrowers may not select Eurodollar Rate Advances for any Term Loan Borrowing or Revolving Borrowing if the aggregate amount of such Term Loan Borrowing or Revolving Borrowing is less than the Borrowing Minimum and (2) the Eurodollar Rate Advances may not be outstanding as part of more than ten separate Revolving Borrowings.

(iii)            Each Notice of Borrowing (subject to (ii)(A) and (ii)(C) above) shall be irrevocable and binding on the Borrower giving such notice.  In the case of any Term Loan Borrowing or Revolving Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the applicable Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Term Loan Borrowing or Revolving Borrowing the applicable conditions set forth in Article III, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Term Loan Borrowing or Revolving Borrowing when such Advance, as a result of such failure, is not made on such date.  Each Lender claiming indemnity for any such loss, cost or expense under this clause (iii) shall provide, at the time of making such claim, the applicable Borrower (with a copy to the Administrative Agent) with reasonable details, including the basis for the calculation thereof, of such loss, cost or expense, provided that, in the absence of manifest error, the amount of such claims so notified shall be conclusive and binding upon such Borrower.

(iv)            Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Term Loan Borrowing or Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Term Loan Borrowing or Revolving Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Term Loan Borrowing or Revolving Borrowing in accordance with subsection (i) of this Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each date from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of a Borrower, the Base Rate and (ii) in the case of such Lender, (1) in the case of Advances denominated in US Dollars, the Federal Funds Rate, (2) in the case of Advances denominated in Canadian Dollars, the Canadian Interbank Rate and (3) in the case of Advances denominated in any other Committed Alternative Currency, a rate determined by the Administrative Agent in accordance with banking rules on interbank compensation in the relevant currency.  If the applicable Borrower shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by the applicable Borrower for such period.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Term Loan Borrowing or Revolving Borrowing for purposes of this Agreement.  Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)            Issuance of and Drawings and Reimbursement Under Letters of Credit.

(i)            Request for Issuance.  (A) Each Letter of Credit shall be issued or amended, as the case may be, upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or such shorter notice period as may be agreed by the applicable Issuing Bank), by the Company to any Issuing Bank, which shall give the Administrative Agent prompt written notice thereof.  Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone (or as otherwise agreed between the Company and the applicable Issuing Bank), confirmed immediately in writing, specifying therein the requested (I) date of such issuance (which shall be a Business Day), (II) Available Amount of such Letter of Credit, (III) expiration date of such Letter of Credit, (IV) name and address of the beneficiary of such Letter of Credit, (V) form of such Letter of Credit, (VI) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (VII) the purpose and nature of the requested Letter of Credit and (VIII) such other matters as the applicable Issuing Bank may require and shall be accompanied by such application and agreement for letter of credit (if any) and other documents related to such Letter of Credit as such Issuing Bank may reasonably specify to the Company for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”).  If the requested form of such Letter of Credit is acceptable to the applicable Issuing Bank in its reasonable discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III and provided such Issuing Bank has not received written notice from any Revolving Lender by at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit notifying such Issuing Bank that one or more applicable conditions contained in Article III shall not then be satisfied, enter into the applicable amendment or issue such Letter of Credit in accordance with such Issuing Bank’s usual and customary business practices or as otherwise agreed with the Company in connection with such issuance.  In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(ii)            Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Revolving Lenders, each Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate Available Amount of such Letter of Credit.  The Company hereby agrees to each such participation.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Share of each drawing made under a Letter of Credit funded by the Issuing Bank and not reimbursed by the Company on the date made, or of any reimbursement payment required to be refunded to the Company for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of an Event of Default or any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Pro Rata Share of such Letter of Credit at each time such Lender’s Revolving Commitment is amended pursuant to Section 2.04, pursuant to an assignment in accordance with Section 9.02 or otherwise pursuant to this Agreement.

(iii)            Drawing and Reimbursement.  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Company and the Administrative Agent thereof.  The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Revolving Advance, which shall be a Base Rate Advance, in the amount of such draft.  The Administrative Agent shall promptly notify each Revolving Lender of such notice, and each Revolving Lender shall pay to the Administrative Agent such Lender’s Pro Rata Share of such outstanding Revolving Advance, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Issuing Bank, by deposit to the Administrative Agent, in the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Revolving Advance to be funded by such Lender.  Promptly after receipt thereof, the Administrative Agent shall transfer such funds to such Issuing Bank.  Each Revolving Lender agrees to fund its Pro Rata Share of an outstanding Revolving Advance made by an Issuing Bank as a result of a drawing under the Letter of Credit on (A) the Business Day on which demand therefor is made by the Issuing Bank, provided that notice of such demand is given not later than 1:00 P.M.  (New York City time) on such Business Day, or (B) the first Business Day next succeeding such demand if notice of such demand is given after such time.  If and to the extent that any Revolving Lender shall not have so made the amount of such Revolving Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the applicable Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable.  If such Lender shall pay to the Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Revolving Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Revolving Advance made by the applicable Issuing Bank shall be reduced by such amount on such Business Day.  The applicable Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(iv)            Letter of Credit Reports.  Each Issuing Bank shall furnish (A) to the Administrative Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued by it during the previous week and drawings during such week under all Letters of Credit issued by it and (B) to the Administrative Agent on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by it.

(v)            Failure to Make Revolving Advances.  The failure of any Revolving Lender to make the Revolving Advance to be made by it on the date specified in Section 2.02(b)(iii) shall not relieve any other Revolving Lender of its obligation hereunder to make its Revolving Advance on such date, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make the Revolving Advance to be made by such other Revolving Lender on such date.

(c)            Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by the applicable Issuing Bank and the Company when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, the applicable Issuing Bank shall not be responsible to the Company for, and such Issuing Bank’s rights and remedies against the Company shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(d)            Making the Bid Advances.

(i)            Each Revolving Lender severally agrees that the Company may make Bid Borrowings denominated in US Dollars under this Section 2.02(d) from time to time on any Business Day during the period from the Closing Date until the date occurring one day prior to the Revolving Termination Date in the manner set forth below; provided that, following the making of each Bid Borrowing, the Usage shall not exceed the aggregate amount of the Revolving Commitments of the Revolving Lenders.

(A)            The Company may request a Bid Borrowing under this Section 2.02(d) by delivering to the Administrative Agent, by telephone, confirmed immediately in writing, a notice of a Bid Borrowing (a “Notice of Bid Borrowing”), in substantially the form of Exhibit B-2 hereto, specifying (I) the date and aggregate amount of the proposed Bid Borrowing, (II) the type of interest rate applicable to such Bid Borrowing (which shall be a margin above or below the Eurodollar Rate or a fixed rate), (III) the interest period or periods applicable to such Bid Borrowing (which shall be from 14 days up to 12 months in the case of Eurodollar Rate related Bid Borrowings and from seven days up to 365 days in the case of fixed rate Bid Borrowings), (IV) the maturity date for repayment of each Bid Advance to be made as part of such Bid Borrowing (which maturity date may not be later than the Revolving Termination Date), (V) the interest payment date or dates relating thereto, (VI) the time after which the offer of any Revolving Lender bidding for such Bid Borrowing cannot be accepted by the Company (which shall not be later than 10:30 A.M., New York City time, on the date of the proposed Bid Borrowing in the case of a fixed rate Bid Borrowing and on the third Business Day prior to the date of the proposed Bid Borrowing in the case of a Eurodollar Rate Bid Borrowing), and (VII) any other terms to be applicable to such Bid Borrowing, not later than 9:00 A.M. (New York City time) (x) at least one Business Day prior to the proposed Bid Borrowing if the Company shall specify in the Notice of Bid Borrowing that the rates of interest to be offered by Revolving Lenders shall be fixed rates and (y) at least three Business Days prior to the proposed Bid Borrowing, if the Company shall instead specify in the Notice of Bid Borrowing that the rates to be offered by the Revolving Lenders shall be a margin above or below the Eurodollar Rate.  The Administrative Agent shall in turn notify each Revolving Lender of each request for a Bid Borrowing received by it from the Company by sending such Lender a copy of the related Notice of Bid Borrowing.

(B)            Each Revolving Lender shall, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Bid Advances to the Company as part of such proposed Bid Borrowing at a rate or rates of interest, with maturity date or dates, and with a maximum principal amount that may be accepted by the Company, each as specified by such Lender in its sole discretion, by notifying the Administrative Agent (which shall give prompt notice thereof to the Company) by telephone before 9:30 A.M. (New York City time), confirmed in writing before 10:30 A.M. (New York City time), (I) on the date of such proposed Bid Borrowing, if the Company shall have specified in the Notice of Bid Borrowing that the rates of interest to be offered by the Revolving Lenders were to be fixed rates per annum and (II) on the second Business Day prior to the proposed Bid Borrowing, if the Company shall have instead specified in the Notice of Bid Borrowing that the rates of interest to be offered by the Revolving Lenders were to be Eurodollar Rates, of the maximum amount of each Bid Advance which such Lender would be willing to make as part of such proposed Bid Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.02(d)(i), exceed such Lender’s Revolving Commitment), the rate or rates of interest and maturity date or dates therefor and such Lender’s Applicable Lending Office with respect to such Bid Advance; provided that if the Administrative Agent in its capacity as a Revolving Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Company of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Administrative Agent by the other Revolving Lenders.  If any Revolving Lender shall elect not to make such an offer, such Lender shall so notify the Administrative Agent by telephone, confirmed immediately in writing, before 9:30 A.M. (New York City time) on the date on which notice of such election is to be given to the Administrative Agent by the other Revolving Lenders and such Lender shall not be obligated to, and shall not, make any Bid Advance as part of such Bid Borrowing; provided that the failure by any Revolving Lender to give such notice shall not cause such Lender to be obligated to make any Bid Advance as part of such proposed Bid Borrowing.

(C)            The Company shall, in turn, not later than the time after which the Company cannot accept the bid of any Revolving Lender, as specified by the Company in the Notice of Bid Borrowing delivered by it in respect of such proposed Bid Borrowing, (I) on the date of such proposed Bid Borrowing, if the Company shall have specified in the Notice of Bid Borrowing that the rates of interest to be offered by the Revolving Lenders were to be fixed rates per annum and (II) on the third Business Day prior to the proposed Bid Borrowing, if the Company shall have instead specified in the Notice of Bid Borrowing that the rates of interest to be offered by the Revolving Lenders were to be Eurodollar Rates, either,

(x)            cancel such Bid Borrowing by giving the Administrative Agent notice by telephone, confirmed immediately in writing, to that effect, or

(y)            accept one or more of the offers made by any Revolving Lender or Revolving Lenders pursuant to paragraph (B) above, in ascending order of the effective cost to the Company (and if two or more of such offers have an equal effective cost to the Company, the Company shall accept each such equal offer in the proportion that the amount of each such equal offer bears to the aggregate amount of all offers at such equal effective cost made by the Revolving Lenders making such equal offers), provided that if the order referred to above would result in the acceptance of an offer by any Revolving Lender in an aggregate amount of less than US$5,000,000, the Company shall accept such amounts as, in its discretion, it chooses to ensure that no offer of a Revolving Lender is accepted for an aggregate amount of less than US$5,000,000; such acceptance shall be made by the Company giving notice by telephone, confirmed immediately in writing, to the Administrative Agent of the amount of each Bid Advance (which amount shall be equal to or less than the maximum amount notified to the Company by such Lender for such Bid Advance pursuant to paragraph (B) above) to be made by such Lender as part of such Bid Borrowing, and reject any remaining offers made by Revolving Lenders pursuant to paragraph (B) above by giving the Administrative Agent notice to that effect.

(D)            If the Company notifies the Administrative Agent that such Bid Borrowing is cancelled pursuant to paragraph (C)(x) above, the Administrative Agent shall give prompt notice thereof to the Revolving Lenders and such Bid Borrowing shall not be made.

(E)            If the Company accepts one or more of the offers made by any Revolving Lender or Revolving Lenders pursuant to paragraph (C)(y) above, the Administrative Agent shall in turn promptly notify by telephone, confirmed immediately in writing, (I) each Revolving Lender that has made an offer as described in paragraph (B) above, of the date and aggregate amount of such Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (B) above have been accepted by the Company, (II) each Revolving Lender that is to make a Bid Advance as part of such Bid Borrowing, of the amount of each Bid Advance to be made by such Lender as part of such Bid Borrowing, and (III) each Revolving Lender that is to make a Bid Advance as part of such Bid Borrowing, upon receipt, that the Administrative Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III.  Each Revolving Lender that is to make a Bid Advance as part of such Bid Borrowing shall, before 12:00 noon (New York City time) on the date of such Bid Borrowing specified in the notice received from the Administrative Agent pursuant to clause (I) of the preceding sentence or any later time when such Lender shall have received notice from the Administrative Agent pursuant to clause (III) of the preceding sentence, make available for the account of its Applicable Lending Office to the Administrative Agent, in the Administrative Agent’s Account, in same day funds, such Lender’s portion of such Bid Borrowing.  Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Administrative Agent of such funds, the Administrative Agent will make such funds available to the Company at the Administrative Agent’s address set forth on Schedule 10.02.  Promptly after each Bid Borrowing the Administrative Agent will notify each Revolving Lender of the amount of the Bid Borrowing and the dates upon which such Bid Borrowing commenced and will terminate.

(F)            The Company shall indemnify each Revolving Lender against any loss, cost, or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified for such Bid Borrowing the applicable conditions set forth in Article III, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or maintained by such Lender to fund the Bid Advance to be made by such Lender as part of such Bid Borrowing when such Bid Advance, as a result of such failure, is not made on such date.  Each Revolving Lender claiming indemnity for such loss, cost or expense under this subclause (F) shall provide, at the time of making such claim, the Company (with a copy to the Administrative Agent) with reasonable details, including the basis for the calculation thereof, of such loss, cost or expense, provided that, in the absence of manifest error, the amount of such claim so notified shall be conclusive and binding upon the Company.

(G)            In the case of a proposed Bid Borrowing comprised of Eurodollar Rate related Bid Advances, the Administrative Agent shall, as soon as possible, notify the Company and the Revolving Lenders of the applicable Eurodollar Rate.

(ii)            Each Bid Borrowing shall be in an aggregate amount not less than US$5,000,000 or an integral multiple of US$1,000,000 in excess thereof and, following the making of such Bid Borrowing, shall not result in the limitations set forth in the proviso to the first sentence of Section 2.02(d)(i) being exceeded.

(iii)            Within the limits and on the conditions set forth in this Section 2.02(d), the Company may from time to time borrow under this Section 2.02(d), repay or prepay pursuant to subsection (iv) below, and reborrow prior to the Revolving Termination Date under this Section 2.02(d); provided, that a Bid Borrowing shall not be made within three Business Days of the date of any other Bid Borrowing.

(iv)            The Company shall repay to the Administrative Agent for the account of each Revolving Lender which has made a Bid Advance on the maturity date of each Bid Advance (such maturity date being that specified by the Company for repayment of such Bid Advance in the related Notice of Bid Borrowing delivered pursuant to subsection (i)(A) above and provided in the Bid Note evidencing such Bid Advance), the then unpaid principal amount of such Bid Advance.  The Company shall have no right to prepay any principal amount of any Bid Advance unless, and then only on the terms, specified by the Company for such Bid Advance in the related Notice of Bid Borrowing delivered pursuant to subsection (i)(A) above and provided in the Bid Note evidencing such Bid Advance (or with the consent of the Revolving Lender holding such Bid Note).

(v)            The Company shall pay interest on the unpaid principal amount of each Bid Advance from the date of such Bid Advance to the date the principal amount of such Bid Advance is repaid in full, at the rate of interest for such Bid Advance specified by the Revolving Lender making such Bid Advance in its notice with respect thereto delivered pursuant to subsection (i)(B) above, payable on the interest payment date or dates specified by the Company for such Bid Advance in the related Notice of Bid Borrowing delivered pursuant to subsection (i)(A) above, as provided in the Bid Note evidencing such Bid Advance; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2.00% per annum above the Base Rate.

(vi)            The Indebtedness of the Company resulting from each Bid Advance made to the Company as part of a Bid Borrowing shall be evidenced by a separate Bid Note of the Company payable to the Revolving Lender making such Bid Advance and its registered assigns.

Section 2.03   Fees.

(a)            Commitment Fee.  Subject to Section 2.19(a)(iii)(A), the Company  agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a commitment fee on the average daily aggregate amount of the Lenders’ Unused Revolving Commitments from the Closing Date in the case of each Lender as of the Closing Date and from the effective date specified in the Assignment and Assumption or Assumption Agreement pursuant to which any other Person became a Lender in the case of each other Lender until the Revolving Termination Date at the Commitment Fee Rate, payable quarterly in arrears after the Closing Date.

(b)            Letter of Credit Fees.

(i)            The Company shall pay to the Administrative Agent for the account of each Revolving Lender a commission on such Lender’s Pro Rata Share of the average daily aggregate Available Amount of all Letters of Credit outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances, payable quarterly in arrears and on the Revolving Termination Date.

(ii)            The Company shall pay to each Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum on the daily Available Amount of each Letter of Credit issued by such Issuing Bank, payable quarterly in arrears, and shall pay such other commissions, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Company and such Issuing Bank shall agree.

(c)            Administrative Agent’s Fees.  The Company shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Company and the Administrative Agent.

Section 2.04   Reduction, Increase and Extension of the Commitments/Incremental Term Loans/Substitution of Lenders.

(a)            Voluntary Commitment Reductions.  The Company shall have the right, upon at least two Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the Term Loan Commitments or the Revolving Commitments of the Lenders or the Letter of Credit Commitments of the Issuing Banks, provided that (i) each partial reduction shall be in the aggregate amount of US$10,000,000 or an integral multiple of US$1,000,000 in excess thereof and (ii) any notice of termination may state that such notice is conditioned upon the effectiveness of other credit facilities, the incurrence of other Indebtedness or the issuance of equity interests of the Company or any of its Subsidiaries, in which case such notice may be revoked by the Company (by notice to the Administrative Agent) if such condition is not satisfied.

(b)            Extension of Termination Date.  Not later than the date 45 days prior to the applicable Termination Date then in effect, the Company may deliver to the Administrative Agent a notice requesting that the Commitments and Term Loans be extended to such date as the Company may specify in such notice (the “Extended Termination Date”), and the Administrative Agent shall promptly forward such notice to the Lenders.  Within 10 days after its receipt of any such notice, each Lender shall notify the Administrative Agent of its willingness or unwillingness so to extend all of its Commitment(s) and Term Loans.  Any Lender which shall fail so to notify the Administrative Agent within such period shall be deemed to have declined to extend its Commitment and Term Loans.  In the event that Lenders having Commitments and outstanding Term Loans equal to 35% or more of the aggregate Commitments and Term Loans outstanding at such time shall be willing to extend their respective Commitments and Term Loans, the Administrative Agent shall so notify the Company and each Lender and the applicable Termination Date for each consenting Lender shall without further action be extended to the Extended Termination Date.  In the event that any Lender shall be unwilling to extend its Commitment(s) and Term Loans, the Commitment(s) and Term Loans of such Lender will not be extended and the applicable Termination Date as to that Lender shall remain unchanged. The scheduled amortization payments of principal of any extended Term Loans occurring after the original applicable Termination Date shall be determined by the Term Loan Lenders that have agreed to such extension and the Company.  The Company may replace any Lender that has not agreed to extend its Commitments and Term Loans (a “Non-Extending Lender”) with an Assuming Lender pursuant to Section 2.04(c).  Notwithstanding the terms of Section 10.01, the Company and the Administrative Agent shall be entitled (with the consent of the extending Lenders, but without the consent of any other Lenders) to enter into any amendments to this Agreement that the Administrative Agent and the Company believe are necessary to appropriately reflect any extension pursuant to this Section 2.04(b).

(c)            Optional Termination and Substitution of Non-Extending Lenders.  The Company may, upon not less than two Business Days prior notice to a Non-Extending Lender or Non-Extending Lenders, terminate in whole the Commitment(s) of such Lender or Lenders and arrange in respect of each terminated Lender for one or more banks or other financial institutions (“Assuming Lender or Lenders”), which may include one or more of the Lenders, but no Lender shall have any obligation, to assume a Commitment equal to or Commitments in aggregate amount equal to the amount of the Commitment of the terminated Lender, provided that no such termination shall be made unless, at such time, no event has occurred and is continuing which constitutes an Event of Default.  Such termination shall be effective (i) with respect to each such terminated Lender’s Term Loan Commitment, Term Loans and Revolving Commitment, on the date set forth in such notice, provided, however, that such date shall be no earlier than two Business Days after receipt of such notice or (ii) in the event that an Advance is outstanding from such terminated Lender which is to be paid in connection with such termination, on the last day of the then current Interest Period relating to such Advance.  Such assumption shall be effective on the date specified in (i) or (ii) above, as the case may be, provided, however, that each Assuming Lender shall have delivered to the other Lenders, on or prior to such date, an agreement in form and substance satisfactory to the Company and the Administrative Agent (an “Assumption Agreement”) in substantially the form of Exhibit D hereto.  The term “Lender” as used in this Agreement immediately following such assumption shall include an Assuming Lender.  Notwithstanding the provisions of this Section 2.04(c), termination or substitution shall not be effective unless the Assuming Lender meets, at the time of substitution, the criteria set forth in this Agreement for an “Eligible Assignee” and shall have received any consents required by Section 9.02 as if such Assuming Lender were acquiring its Commitment or Advance by assignment in accordance with Section 9.02.

Upon the termination of a Non-Extending Lender’s Commitment(s) under this Section 2.04(c), the Company will pay or cause to be paid all principal of, and interest accrued to the date of such payment on, Advances owing to such Lender and pay any fees accrued to such Lender pursuant to the provisions of Section 2.03 with respect to the Commitment which is terminated, any amounts payable pursuant to the provisions of Section 10.04 and any other amounts payable to such Lender hereunder with respect to the Commitment which is terminated or Advances which are paid; and upon such payments, the obligations of such Lender hereunder shall, by the provisions hereof, be released and discharged, and it shall be deemed to have relinquished its rights under this Agreement (other than any rights under Section 10.06).

(d)            Revolving Commitment Increases and Incremental Term Loans.

(i)            The Company may at any time after the Closing Date but in any event, unless the Administrative Agent otherwise agrees, not more than twice in any calendar year prior to the applicable Termination Date, by notice to the Administrative Agent, request (x) the establishment of one or more incremental term loan commitments (an “Incremental Term Loan Commitment”) to make incremental term loans (each, an “Incremental Term Loan”) and/or (y) that the aggregate amount of the Revolving Commitments be increased (each, a “Revolving Commitment Increase” and, together with the Incremental Term Loan Commitments, the “Incremental Loan Commitments”), to be effective as of, in the case of a Revolving Commitment Increase, a date that is at least 90 days prior to the applicable scheduled Termination Date then in effect for the Revolving Commitments or, in the case of an Incremental Term Loan Commitment, a date prior to the applicable scheduled Termination Date then in effect for the Initial Term Loans (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided that (A) the total aggregate principal amount for all such Incremental Loan Commitments incurred pursuant to this Section 2.04(d) (other than Incremental Loan Commitments referred to in the immediately succeeding sentence) shall not exceed US$500,000,000, (B) no Event of Default, or any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, shall have occurred and be continuing on such Increase Date, (C) the non-pricing related terms and conditions of any Incremental Term Loan (taken as a whole) shall be no more restrictive to the applicable Borrower than those applicable to the Initial Term Loan as set forth herein (taken as a whole) are to the Company and its Subsidiaries, (D) no Incremental Term Loan shall have a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Initial Term Loan or a maturity date earlier than the current applicable Termination Date and (E) with respect to any Incremental Term Loan Commitments and any Incremental Term Loans established on or prior to the date that is 15 calendar days after the Closing Date, the pricing (taking into account original issue discount and upfront and similar fees) of such Incremental Term Loan Commitments and Incremental Term Loan shall be no more favorable to the lenders thereof than the pricing (taking into account original issue discount and upfront and similar fees) of the Initial Term Loans.  Notwithstanding the limitation on incurring Incremental Term Loans on or prior to the Closing Date or not more than twice in any calendar year and notwithstanding the limitation set forth in clause (A) of the immediately preceding proviso,  the Company may on, or prior to the Closing Date and through the date that is 15 calendar days after the Closing Date, request the establishment of Incremental Term Loan Commitments, to be effective on or after the Closing Date and on or prior to the date that is 15 calendar days after the Closing Date, to refinance the Indebtedness outstanding under the JV Credit Agreement; provided that (1) the aggregate amount of such Incremental Term Loan Commitments shall not exceed the aggregate principal amount of the Indebtedness outstanding under the JV Credit Agreement as of the Effective Date (as such amount may be reduced from time to time) plus the reasonable costs, expenses, accrued interest or premiums in connection with such refinancing and (2) such Incremental Term Loan Commitments shall be subject to clauses (B) through (E) of the proviso in the immediately preceding sentence. Each Incremental Loan Commitment shall be a minimum amount of US$10,000,000 and in multiples of US$1,000,000 in excess thereof.

(ii)            The Administrative Agent shall notify the applicable Lenders and such other Eligible Assignees as the Company may identify thereof promptly of a request by the Company for an Incremental Loan Commitment, which notice shall include (w) the proposed amount of such requested Incremental Loan Commitment and whether such Incremental Loan Commitment is an Incremental Term Loan Commitment or Revolving Commitment Increase, (x) with respect to any proposed Incremental Term Loan Commitment, the Borrower thereof (which shall be the Spinco Borrower), (y) the proposed Increase Date and (z) the date by which Lenders or other Eligible Assignees wishing to participate in the Incremental Loan Commitment must commit to any increase in the amount of their respective Commitments, which date shall not be less than 10 Business Days from the date of delivery of such notice to the Lenders or other Eligible Assignees (the “Commitment Date”).  Each such Lender that is willing to participate in such Incremental Loan Commitment (an “Incremental Lender”) and each such Eligible Assignee that agrees to participate in such Incremental Loan Commitment (a “New Lender”), in its sole discretion, shall give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to participate in such Incremental Loan Commitment; provided that the minimum Commitment of each such New Lender that becomes a party to this Agreement pursuant to this Section 2.04(d), shall be at least equal to US$5,000,000.  If agreement is reached on or prior to the Commitment Date with any Incremental Lenders and New Lenders as to an Incremental Loan Commitment (which may be less than but not greater than specified in the applicable notice from the Company), such agreement to be evidenced by a notice in reasonable detail from the Company to the Administrative Agent on or prior to the Commitment Date, such New Lenders, if any, shall become Lenders hereunder as of the Increase Date and the Commitments of such Incremental Lenders and such New Lenders shall become or be, as the case may be, as of the Increase Date, the amounts specified in such notice; provided that:

(1)            the Administrative Agent shall have received (with copies for each Lender, including each such New Lender) by no later than 10:00 A.M. (New York City time) on the Increase Date a copy, certified on the Increase Date by the Secretary, an Assistant Secretary or a comparable official of the Company of the resolutions adopted by the Board of Directors of the Company authorizing such Incremental Loan Commitment;

(2)            each such New Lender shall have delivered to the Administrative Agent, by no later than 10:00 A.M. (New York City time) on the Increase Date, an appropriate Assumption Agreement, duly executed by such New Lender, the Company and the Spinco Borrower (and in respect of a Revolving Commitment Increase, the Canadian Borrower);

(3)            each such Incremental Lender shall have delivered to the Administrative Agent, by no later than 10:00 A.M. (New York City time) on the Increase Date, (A) its existing Revolving Note or Term Loan Note (if applicable) and (B) confirmation in writing satisfactory to the Administrative Agent as to its amount of the Incremental Loan Commitment; and

(4)            to the extent required by Section 9.02 if the applicable Incremental Lender or New Lender were acquiring its Incremental Loan Commitments by assignment, the consent of the Company, the Administrative Agent and the Issuing Banks shall have been received with respect to such Incremental Lender or New Lender by no later than 10:00 A.M. (New York City time ) on the Increase Date.

(iii)            In the event that the Administrative Agent shall have received notice from the Company as to its agreement to an Incremental Loan Commitment on or prior to the Commitment Date and each of the actions provided for in clauses (ii)(1) through (ii)(4) above shall have occurred prior to 10:00 A.M. (New York City time) on the Increase Date to the satisfaction of the Administrative Agent, the Administrative Agent shall notify the Lenders (including any New Lenders) and the Company of the occurrence of such Incremental Loan Commitment promptly and in any event no later than 1:00 P.M. (New York City time) on the Increase Date and shall record in the Register the relevant information with respect to each Incremental Lender and New Lender.

(iv)            In the event that (A) the Administrative Agent shall not have received notice from the Company as to such agreement on or prior to the Commitment Date, (B) the Company shall, by notice to the Administrative Agent prior to the Increase Date, withdraw its proposal for an Incremental Loan Commitment or (C) any of the actions provided for above in clauses (ii)(1) through (ii)(4) above shall not have occurred by 10:00 A.M. (New York City time) on the Increase Date, such proposal by the Company shall be deemed not to have been made.  In such event, any actions theretofore taken under clauses (ii)(1) through (ii)(3) above shall be deemed to be of no effect and all the rights and obligations of the parties shall continue as if no such proposal had been made.

(v)            In the case of each Revolving Commitment Increase, if (x) Revolving Advances are outstanding under the Revolving Commitments and (y) the applicable Revolving Commitment Increase is not ratable among the Revolving Lenders, each applicable Incremental Lender and each New Lender shall, (1) in the case of a New Lender, before 2:00 P.M. (Local Time) on the Increase Date, make available (A) for the account of its Domestic Lending Office to the Administrative Agent, in the Administrative Agent’s Account, in US Dollars in same day funds, an amount equal to such New Lender’s ratable portion of the Revolving Borrowings denominated in US Dollars then outstanding (calculated based on its Revolving Commitment as a percentage of the aggregate Revolving Commitments after giving effect to the relevant Revolving Commitment Increase) and (B) for the account of its Eurodollar Lending Office to the Administrative Agent, in the Administrative Agent’s Account, an amount equal to such New Lender’s ratable portion of the Revolving Borrowings denominated in Committed Alternative Currencies then outstanding (calculated based on its Revolving Commitment as a percentage of the aggregate Revolving Commitments after giving effect to the relevant Revolving Commitment Increase), which amount shall be paid in the applicable Alternative Currencies in same day funds (with payment in each such currency to be made ratably according to the outstanding Revolving Borrowings denominated in such Alternative Currency) and (2) in the case of an Incremental Lender, before 2:00 P.M. (Local Time) on the Increase Date, make available (A) for the account of its Domestic Lending Office, to the Administrative Agent’s Account, in US Dollars in same day funds, (i) such Incremental Lender’s ratable portion of the Revolving Borrowings denominated in US Dollars then outstanding (calculated based on its Revolving Commitment as a percentage of the aggregate Revolving Commitments outstanding after giving effect to the relevant Revolving Commitment Increase) over (ii) such Incremental Lender’s ratable portion of the Revolving Borrowings denominated in US Dollars then outstanding (calculated based on its Revolving Commitment (without giving effect to the relevant Revolving Commitment Increase) as a percentage of the aggregate Revolving Commitments (without giving effect to the relevant Revolving Commitment Increase) and (B) for the account of its Eurodollar Lending Office, to the Administrative Agent’s Account, an amount (which amount shall be paid in the applicable Committed Alternative Currencies in same day funds) equal to (i) such Incremental Lender’s ratable portion of the Revolving Borrowings denominated in Committed Alternative Currencies then outstanding (calculated based on its Revolving Commitment as a percentage of the aggregate Revolving Commitments outstanding after giving effect to the relevant Revolving Commitment Increase) over (ii) such Incremental Lender’s ratable portion of the Revolving Borrowings denominated in Committed Alternative Currencies then outstanding (calculated based on its Revolving Commitment (without giving effect to the relevant Revolving Commitment Increase) as a percentage of the aggregate Revolving Commitments (without giving effect to the relevant Revolving Commitment Increase), with payment in each such currency to be made ratably according to the outstanding Revolving Borrowings denominated in such Committed Alternative Currency. After the Administrative Agent’s receipt of such funds from each such Incremental Lender and each such New Lender, the Administrative Agent will promptly thereafter cause to be distributed like funds to the other Revolving Lenders for the account of their respective Applicable Lending Offices in an amount to each other Revolving Lender such that the aggregate amount of the outstanding Revolving Advances owing to each Revolving Lender in each currency after giving effect to such distribution equals such Revolving Lender’s ratable portion of the Revolving Borrowings in such currency then outstanding (calculated based on its Revolving Commitment as a percentage of the aggregate Revolving Commitments outstanding after giving effect to the relevant Revolving Commitment Increase).

(vi)            Notwithstanding the foregoing, with respect to any Incremental Revolving Increase made at any time in which there are Revolving Advances outstanding in any Committed Alternative Currency (other than Canadian Dollars), all timing requirements set forth in this Section 2.04(d) shall be adjusted as reasonably agreed by the Administrative Agent and the Company in order to allow the reallocation described in Section 2.04(d)(v) in a timely manner.

(vii)            Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increase Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Loan Commitments evidenced thereby.  Any such amendment may be effected in writing by the Administrative Agent with the Company’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

Section 2.05   Repayment.  (a)  Revolving Advances.  Each Borrower shall repay to the Administrative Agent for the ratable account of the applicable Lenders the principal amount of each Revolving Advance owing by such Borrower on the Revolving Termination Date in the currency of such Revolving Advance.

(b)            Initial Term Loans.  The Spinco Borrower shall repay to the Administrative Agent for the ratable account of the applicable Term Loan Lenders, on the last Business Day of each fiscal quarter ending after the Closing Date (commencing with the first full fiscal quarter after the Closing Date), a principal amount of the Initial Term Loans equal to (i) for each of the first eight full fiscal quarters ending after the Closing Date, 1.250%, (ii) for each of the next four full fiscal quarters, 1.875% and (iii) for each of the next seven full fiscal quarters, 2.500%, in each case of the aggregate outstanding principal amount of the Initial Term Loans as of the Closing Date.  If not sooner paid, the Initial Term Loans shall be paid in full, together with accrued interest thereon, on the applicable Termination Date.

(c)            Incremental Term Loans.  The applicable Borrower shall repay to the Administrative Agent for the ratable account of the applicable Term Loan Lenders the aggregate outstanding principal amount of each Incremental Term Loan (if any) as determined pursuant to, and in accordance with, Section 2.04(d).

(d)            Obligations Unconditional.  The obligations of the Company under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including the following circumstances (it being understood that any such payment by the Company is without prejudice to, and does not constitute a waiver of, any rights the Company might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Company thereof):

(i)            any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii)            any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii)            the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv)            any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)            payment by an Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi)            any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Company in respect of the L/C Related Documents;

(vii)            any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, except for errors, omissions, interruptions or delays resulting from the gross negligence or willful misconduct of such Issuing Bank or its employees;

(viii)            honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(ix)            any payment made by the applicable Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the Uniform Commercial Code, the ISP or the UCP, as applicable;

(x)            any payment made by the applicable Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(xi)            any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the applicable Issuing Bank.  The Company shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid

Section 2.06    Interest.  Each Borrower shall pay interest on the unpaid principal amount of each Revolving Advance and each Term Loan owing by it to each Lender from the date of such Revolving Advance or Term Loan until such principal amount shall be paid in full, at the following rates per annum:

(a)            Base Rate Advances.  If such Revolving Advance or Term Loan is a Base Rate Advance, a rate per annum equal at all times to the sum of the Base Rate in effect from time to time, plus the Applicable Margin, payable in arrears on (A) the last day of each quarter and (B) the date such Base Rate Advance shall be paid in full; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2.00% per annum above the Base Rate plus the Applicable Margin.

(b)            Eurodollar Rate Advances.  If such Revolving Advance or Term Loan is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Revolving Advance or Term Loan to the sum of the Eurodollar Rate for such Interest Period, plus the Applicable Margin, payable in arrears on (A) if the Interest Period in respect of such Advance is less than or equal to three months, the last day of such Interest Period, or (B) if the Interest Period in respect of such Advance is greater than three months, the last day of each three-month period (beginning the first day of such Interest Period) occurring during that Interest Period, and also on the last day of such Interest Period; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2.00% per annum above the Base Rate in effect from time to time plus the Applicable Margin.

Section 2.07   Additional Interest on Eurodollar Rate Advances.  Each Borrower shall pay to the Administrative Agent for the account of each Lender additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender made to such Borrower, from the date of such Revolving Advance or Term Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Revolving Advance or Term Loan from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Revolving Advance or Term Loan.  Such additional interest shall be determined by such Lender and notified to the applicable Borrower and the Administrative Agent.  Each Lender notifying the applicable Borrower and the Administrative Agent of such additional interest shall provide the applicable Borrower (with a copy to the Administrative Agent), at the time of such notification, with reasonable details, including the basis for the calculation thereof, of such additional interest, provided that, in the absence of manifest error, the amount of such additional interest so notified shall be conclusive and binding upon such Borrower.

Section 2.08   Interest Rate Determination.  (a)  If the Eurodollar Rate cannot be determined by reference to the Reuters Screen LIBOR01 Page or any successor page (as provided in the definition of “Eurodollar Rate”) or by reference to an Interpolated Rate, each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate.  Subject to Section 2.02(a)(ii)(B), if any of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Bank.

(b)            The Administrative Agent shall give prompt notice to the applicable Borrower and the applicable Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.06(a) or (b), and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate or, in the case of Section 2.02(d), applicable Eurodollar Rate under Sections 2.02(d) or 2.06(b).

Section 2.09   Prepayments.  (a)  Optional Prepayments.  The Borrowers shall have the right to prepay any principal amount of any Term Loans or Revolving Advances (i) upon same-day notice in the case of Base Rate Advances or (ii) upon at least two Business Days’ notice in the case of Eurodollar Rate Advances, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, such Borrower shall prepay the outstanding principal amounts of the Term Loans or the Revolving Advances comprising part of the same Term Loan Borrowing or Revolving Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and (ii) in the event of any such prepayment of a Eurodollar Rate Advance, the applicable Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 10.04(b).  Each prepayment of Term Loans shall be applied to reduce in direct order of maturity (or as otherwise directed by the Company) the remaining scheduled principal installments of such Term Loans.

(b)            Mandatory Prepayments.

(i)            [Reserved].

(ii)            On the date of any termination or reduction of Revolving Commitments pursuant to this Agreement, the applicable Borrower shall pay or prepay so much of the Advances as shall be necessary in order that the aggregate Usage will not exceed the aggregate Revolving Commitments, in each case after giving effect to such termination or reduction.

(iii)            [Reserved].

(iv)            If (A) the Usage shall exceed the aggregate Revolving Commitments, (B) the sum of (i) the US Dollar Equivalent of the total principal amount of Revolving Advances made by any Revolving Lender (in its capacity as a Revolving Lender) and outstanding at such time and (ii) the L/C Exposure of such Revolving Lender shall exceed such Revolving Lender’s Revolving Commitment or (C) the L/C Obligations of any Issuing Bank in respect of Letters of Credit issued by such Issuing Bank exceed such Issuing Bank’s Letter of Credit Commitment, the Company shall prepay such Revolving Advances or cash collateralize such Letters of Credit in the amount of such excess.

(v)            Each prepayment made pursuant to this Section 2.09 shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid. The Administrative Agent shall give prompt notice of any prepayment required under Section 2.09(b)(ii) or (iv) to the Borrowers and the Lenders.

Section 2.10   Increased Costs.

(a)            Increased Costs Generally.  If any Change in Law shall:

(i)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirements reflected in the Eurodollar Rate Reserve Percentage) or any Issuing Bank; or

(iii)            impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement, Eurodollar Rate Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Bank or such other Recipient of making, converting to, continuing or maintaining any Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, any Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Bank or other Recipient, the applicable Borrower shall promptly pay to any such Lender, such Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements.  If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any lending office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Bank the applicable Borrower shall promptly pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)            Additional Borrowers. If any Change in Law shall make it unlawful for any Lender or Issuing Bank to make, convert, continue, maintain, fund or charge interest with respect to any extension of credit to any Additional Borrower or to give effect to its obligations as contemplated by this Agreement with respect to any extension of credit to any Additional Borrower, then, upon written notice by such Lender or such Issuing Bank, as applicable (each such Lender or Issuing Bank providing such notice, an “Impacted Lender”), to the Company and the Administrative Agent:

(i)            the obligations of the Lenders or such Issuing Bank, as applicable, hereunder to make extensions of credit to such Additional Borrower shall forthwith be (x) suspended until each Impacted Lender notifies the Company and the Administrative Agent in writing that it is no longer unlawful for such Lender or Issuing Bank, as applicable, to issue, make, maintain, fund or charge interest with respect to any extension of credit to such Additional Borrower or (y) to the extent required by law, cancelled;

(ii)            if it shall be unlawful for any Impacted Lender to maintain or charge interest with respect to any outstanding Advance to such Additional Borrower, such Additional Borrower shall repay (or at its option and to the extent permitted by law, assign to the Company) (x) all outstanding Base Rate Advances made to such Additional Borrower within three Business Days or such earlier period as required by law and (y) all outstanding Eurodollar Advances made to such Additional Borrower on the last day of the then current Interest Periods with respect to such Eurodollar Advance or within such earlier period as required by law; and

(iii)            if it shall be unlawful for any Impacted Lender to maintain, charge interest or hold any participation with respect to any Letter of Credit issued on behalf of such Additional Borrower, such Additional Borrower shall deposit in a cash collateral account opened by the Administrative Agent an amount equal to the L/C Obligations with respect to such Letters of Credit within three Business Days or within such earlier period as required by law.

(d)            Certificates for Reimbursement.  A certificate of a Lender, an Issuing Bank or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, such Issuing Bank, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Company, shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender, such Issuing Bank or such other Recipient, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e)            Delay in Requests.  Failure or delay on the part of any Lender, any Issuing Bank or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, such Issuing Bank’s or such other Recipient’s right to demand such compensation; provided that the Borrowers shall not be required to compensate any Lender, any Issuing Bank or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender, such Issuing Bank or such other Recipient, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s, such Issuing Bank’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).

(f)            Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Bid Advances if the Change in Law which would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Notice of Bid Borrowing pursuant to which such Advance was made.

Section 2.11   Payments and Computations.  (a)  Each Borrower shall make each payment required to be made by it hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (New York City time) on the day when due to the Administrative Agent for the account of the applicable Lender, in the Administrative Agent’s Account, in US Dollars in same day funds; provided that payment of principal and interest on Advances denominated in Committed Alternative Currencies or other amounts required hereunder to be paid in Committed Alternative Currencies shall be made not later than 1:00 P.M. Local Time on the day when due to the Administrative Agent for the account of the applicable Lender, in the Administrative Agent’s Account, in the applicable Committed Alternative Currency in same day funds.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Sections 2.02(d), 2.07, 2.10, 2.14 or 10.04(b)) to the Lenders entitled thereto for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.02, from and after the effective date specified in each Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)            All computations of interest with respect to the Advances based on clause (a) of the definition of Base Rate and of fees (other than the commitment fee) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of (i) interest with respect to the Bid Advances, (ii) interest with respect to the Term Loans or Revolving Advances based on clause (b) of the definition of Base Rate, the Eurodollar Rate or the Federal Funds Rate, (iii) letter of credit commissions, (iv) the commitment fee and (v) interest pursuant to Section 2.07 shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fee or commission is payable.  Each determination by the Administrative Agent (or, in the case of Section 2.07, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)            Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest and fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)            Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender or the applicable Issuing Bank, as the case may be, on such due date an amount equal to the amount then due such Lender or such Issuing Bank, as the case may be.  If and to the extent the applicable Borrower shall not have so made such payment in full to the Administrative Agent, each Lender or the applicable Issuing Bank, as the case may be, shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender or such Issuing Bank, as the case may be, together with interest thereon, for each day from the date such amount is distributed to such Lender or such Issuing Bank, as the case may be, until the date such Lender or such Issuing Bank, as the case may be, repays such amount to the Administrative Agent, in the case of payments made in US Dollars at the Federal Funds Rate, in the case of payments made in Canadian Dollars, at the Canadian Interbank Rate and in the case of payments made in any other currency, at a rate determined by the Administrative Agent in accordance with banking rules on interbank compensation in the relevant currency.

(e)            For the purposes of the Interest Act (Canada) and disclosure under such act, whenever any interest or fees to be paid under this Agreement are to be calculated on the basis of a year of 365 days or 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 365, 360 or such other period of time, as the case may be.

(f)            Notwithstanding any provision of this Agreement, in no event shall the aggregate “interest” (as defined in section 347 of the Criminal Code (Canada)) payable under this Agreement exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under this Agreement lawfully permitted by that section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Borrowers, the Administrative Agent and the Lenders and the amount of such payment or collection shall be refunded to the applicable Borrower.  For the purposes of this Agreement, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the relevant term and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent will be prima facie evidence of such rate.

Section 2.12   Evidence of Indebtedness.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Revolving Advance or Term Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Revolving Advances or Term Loans.  Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Revolving Note or Term Loan Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Advances or Term Loans owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Revolving Note or Term Loan Note, as applicable, payable to such Lender and its registered assigns, which Revolving Note shall be (i) in the case of the Company, in a principal amount up to the Revolving Commitment of such Lender, (ii) in the case of the Spinco Borrower, in a principal amount up to the Revolving Commitment and (iii) in the case of the Canadian Borrower, in a principal amount up to the Revolving Commitment of such Lender, and which Term Loan Note shall be in a principal amount up to the Term Loan Commitment (or outstanding Term Loan) of such Lender.

(b)            The Register maintained by the Administrative Agent pursuant to Section 9.02 shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from each Borrower hereunder and each Lender’s share thereof.

(c)            Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement.

Section 2.13   Sharing of Payments, Etc.  If any Revolving Lender or Term Loan Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Term Loans or Revolving Advances owing by the Borrowers to it (other than pursuant to Sections 2.04(b), 2.04(c), 2.07, 2.10, 2.14 or 2.17(b)) in excess of its ratable share of payments on account of the Term Loans or Revolving Advances made to the Borrowers obtained by all the Lenders, such Lender shall notify the Administrative Agent of such fact and forthwith purchase (for cash at face value) from the other Lenders such participations in the Term Loans or Revolving Advances made to the Borrowers owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that (i) if all or any portion of such excess payment is thereafter recovered from such purchasing Term Loan Lender or Revolving Lender, such purchase from each Term Loan Lender or Revolving Lender shall be rescinded and such Term Loan Lender or Revolving Lender shall repay to the purchasing Term Loan Lender or Revolving Lender the purchase price to the extent of such recovery together with an amount equal to such Term Loan Lender or Revolving Lender’s ratable share (according to the proportion of (A) the amount of such Term Loan Lender or Revolving Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Term Loan Lender or Revolving Lender in respect of the total amount so recovered and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.19 or (z) any payment obtained by a Term Loan Lender or Revolving Lender as consideration for the assignment of or sale of a participation in any of its Term Loans or Revolving Advances or participations and Letters of Credit to any assignee or participant, other than to the Borrowers or any of their respective Subsidiaries (as to which the provisions of this paragraph shall apply).  The Borrowers agree that any Term Loan Lender or Revolving Lender so purchasing a participation from another Term Loan Lender or Revolving Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment, set-off and counterclaim with respect to such participation as fully as if such Term Loan Lender or Revolving Lender were the direct creditor of the applicable Borrower in the amount of such participation.

Section 2.14   Taxes.

(a)            Issuing Bank.  For purposes of this Section 2.14, the term “Lender” includes any Issuing Bank.

(b)            Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by the Company.  The Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by the Company.  The Company shall indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Company by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.03 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            Evidence of Payments.  Within 30 days after any payment of Taxes by the Borrowers to a Governmental Authority pursuant to this Section 2.14, the applicable Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by the applicable Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the applicable Borrower or the Administrative Agent as will enable the applicable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that a Borrower is a US Person:

(A)            Any Lender that is a US Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed originals of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)            Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Survival.  Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.15   Interest Elections.  (a)  Each Term Loan Borrowing or Revolving Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Eurodollar Rate Advance, shall have an initial Interest Period as specified in such Notice of Borrowing, provided, that each Revolving Advance made as a result of a drawing under a Letter of Credit shall be a Base Rate Advance unless and until each Revolving Lender shall have acquired participations equal to such Lender’s Pro Rata Share of the amount drawn under such Letter of Credit pursuant to Section 2.02(b)(ii) (after which time the Company shall be entitled, pursuant to the immediately succeeding sentence, to convert any such Base Rate Advance to a Eurodollar Rate Advance).  Thereafter, the applicable Borrower may elect to convert such Term Loan Borrowing or Revolving Borrowing to a different Type of Term Loan or Revolving Advance denominated in the same currency or to continue such Term Loan Borrowing or Revolving Borrowing and, in the case of a Eurodollar Rate Advance, may elect Interest Periods therefor, all as provided in this Section.  The applicable Borrower may elect different options with respect to different portions of the affected Term Loan Borrowing or Revolving Borrowing, in which case each such Term Loan Borrowing or Revolving Borrowing shall be allocated ratably among the Lenders having made the Advances comprising such Term Loan Borrowing or Revolving Borrowing, and the Advances comprising each such portion shall be considered a separate Term Loan Borrowing or Revolving Borrowing.  This Section shall not apply to Bid Borrowings, which may not be converted or continued.

(b)            To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Notice of Borrowing would be required under Section 2.02 if such Borrower were requesting a Term Loan Borrowing or Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the applicable Borrower.

(c)            Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Term Loan Borrowing or Revolving Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Term Loan Borrowing or Revolving Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Term Loan Borrowing or Revolving Borrowing);

(ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)            the Type of Advances comprising such Term Loan Borrowing or Revolving Borrowing; and

(iv)            in the case of a Eurodollar Rate Advance, the Interest Period for each such Advance.

If any such Interest Election Request requests a Eurodollar Rate Advance but does not specify an Interest Period, the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)            If a Borrower fails to deliver a timely Interest Election Request with respect to a Term Loan Borrowing or Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Term Loan Borrowing or Revolving Borrowing is repaid as provided herein, (i) with respect to any such Term Loan Borrowing or Revolving Borrowing denominated in US Dollars, at the end of such Interest Period such Term Loan Borrowing or Revolving Borrowing shall be continued as or converted to a Base Rate Advance and (ii) with respect to any such Revolving Borrowing denominated in a Committed Alternative Currency, at the end of such Interest Period such Revolving Borrowing shall be continued as a Eurodollar Rate Advance with a one-month Interest Period.

(e)            If, after the occurrence and during the continuance of any Event of Default, the Majority Lenders so direct, (i) each Eurodollar Rate Advance denominated in US Dollars will automatically, on the last day of the then existing Interest Period therefor, be converted into Base Rate Advances, (ii) with respect to Advances denominated in US Dollars, the obligation of the Lenders to make, or to convert Advances into, Eurodollar Rate Advances shall be suspended and (iii) each Advance denominated in a Committed Alternative Currency shall be made, or continued, as a Eurodollar Rate Advance with an Interest Period of no more than one month.

Section 2.16   [Reserved].

Section 2.17   Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.10, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or Section 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders.  If any Lender requests compensation under Section 2.10, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, and, in each case, such Lender has not designated a different lending office in accordance with Section 2.17(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, or if any Revolving Lender cannot make Advances to, or participate in Letters of Credit for the account of, any proposed Additional Borrower as a result of such Lender’s organizational policies or applicable law, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.02), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that:

(i)            the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.02;

(ii)            such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.02(a)(iii) or (d)(i)(F), as applicable) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(iii)            in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)            such assignment does not conflict with applicable law;

(v)            in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(vi)            in the case of any assignment resulting from a Lender being unable to make Advances to, or participate in Letters of Credit issued for the account of, a proposed Additional Borrower, the applicable assignee is not so restricted.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this Section 2.17(b) may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

Section 2.18    Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or an Issuing Bank (with a copy to the Administrative Agent), the Company shall Cash Collateralize the Fronting Exposure of the applicable Issuing Bank with respect to such Defaulting Lender (determined after giving effect to Section 2.19(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 100% of such Fronting Exposure.

(a)            Grant of Security Interest.  The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to subsection (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than 100% of such Fronting Exposure, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)            Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.18 or Section 2.19 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)            Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of an Issuing Bank shall no longer be required to be held as Cash Collateral pursuant to this Section 2.18 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the applicable Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.19, the Person providing Cash Collateral and the applicable Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

Section 2.19   Defaulting Lenders.

(a)            Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Facility Lenders, Majority Lenders and Section 10.01.

(ii)            Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks; third, to Cash Collateralize the Fronting Exposure of the Issuing Banks with respect to such Defaulting Lender in accordance with Section 2.18; fourth, as each Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance or funded participation in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the applicable Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances and funded participations in Letters of Credit under this Agreement and (B) Cash Collateralize any Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.18; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Advances or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and funded participations in Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or funded participations in Letters of Credit owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to Section 2.19(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees.

(A)            No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)            Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 2.03(b)(i) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19.

(C)            With respect to any commitment fee or letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the applicable Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Issuing Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)            Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the L/C Obligations (calculated without regard to such Defaulting Lender’s Pro Rata Share of the L/C Obligations) but only to the extent that (x) the conditions set forth in Section 3.02 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause (1) the sum of (A) the US Dollar Equivalent of the Revolving Advances of any Non-Defaulting Lender and (B) the L/C Exposure of such Non-Defaulting Lender (calculated giving effect to the reallocation pursuant to this Section 2.19(a)(iv)) to exceed such Non-Defaulting Lender’s Revolving Commitment or (2) the sum of (A) the US Dollar Equivalent of the Revolving Advances of the Non-Defaulting Lenders (other than Revolving Advances made by the Issuing Banks pursuant to Section 2.02(b)(iii) which have not then been reimbursed), (B) the Bid Advances of the Non-Defaulting Lenders and (C) the aggregate L/C Exposure of the Non-Defaulting Lenders (calculated after giving effect to the reallocation pursuant to this Section 2.19(a)(iv)) to exceed the Non-Defaulting Lenders’ Revolving Commitments.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)            Cash Collateral.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the applicable Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.18.

(b)            Defaulting Lender Cure.  If the applicable Borrower, the Administrative Agent and the applicable Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Revolving Commitments (without giving effect to Section 2.19(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of such Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)            New Letters of Credit.  So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III

 CONDITIONS OF LENDING

Section 3.01   [Reserved]

Section 3.02   Conditions Precedent to Each Borrowing Increasing the Aggregate Amount of Advances and each Letter of Credit Issuance.  The obligation of each Lender to make a Revolving Advance or Term Loan on the occasion of each Revolving Borrowing or Term Loan (other than any Advances made on the Closing Date) which would increase the aggregate outstanding amount of Term Loans or Revolving Advances owing by a Borrower to such Lender over the aggregate outstanding amount of Term Loans or Revolving Advances owing by such Borrower to such Lender immediately prior to the making of such Term Loan or Revolving Advance, and the obligation of each Issuing Bank to issue a Letter of Credit (other than any Letters of Credit issued (or deemed issued hereunder) on the Closing Date), shall be subject to the further conditions precedent that on the date of such Term Loan, Revolving Borrowing or issuance the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance and the acceptance by the applicable Borrower of the proceeds of such Term Loan, of such Revolving Borrowing or of such Letter of Credit (other than in respect of Advances made or Letters of Credit issued (or deemed issued hereunder) on the Closing Date) shall constitute a representation and warranty by such Borrower that on the date of such Term Loan, Revolving Borrowing or issuance such statements are true):

(a)            the representations and warranties contained in this Agreement (other than, at any time that the Company has an Investment Grade Rating, Section 4.01(e)(iv)) are correct in all material respects (or in all respects if qualified by materiality) on and as of the date of such Term Loan, Revolving Borrowing or Letter of Credit issuance, before and after giving effect to such Term Loan, Revolving Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date, and

(b)            no event has occurred and is continuing, or would result from such Term Loan Borrowing or Revolving Borrowing, such issuance or from the application of the proceeds therefrom, which constitutes an Event of Default or which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

Section 3.03   Conditions Precedent to Each Bid Borrowing.  The obligation of each Lender which is to make a Bid Advance on the occasion of a Bid Borrowing (including the initial Bid Borrowing) to make such Bid Advance as part of such Bid Borrowing is subject to the conditions precedent that (a) the Administrative Agent shall have received the written confirmatory Notice of Bid Borrowing with respect thereto, (b) on or before the date of such Bid Borrowing, but prior to such Bid Borrowing, the Administrative Agent shall have received a Bid Note payable to such Lender and its registered assigns for each of the one or more Bid Advances to be made by such Lender as part of such Bid Borrowing, in a principal amount equal to the principal amount of the Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Bid Advance in accordance with Section 2.02(d), and (c) on the date of such Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Bid Borrowing and the acceptance by the Company of the proceeds of such Bid Borrowing shall constitute a representation and warranty by the Company that on the date of such Bid Borrowing such statements are true):

(a)            The representations and warranties contained in this Agreement (other than, at any time that the Company has an Investment Grade Rating, Section 4.01(e)(iv)) are correct in all material respects (or in all respects if qualified by materiality) on and as of the date of such Bid Borrowing, before and after giving effect to such Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date.

(b)            No event has occurred and is continuing, or would result from such Bid Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

ARTICLE IV

 REPRESENTATIONS AND WARRANTIES

Section 4.01   Representations and Warranties of the Company.  As of each date provided for in Article III, the Company represents and warrants as follows:

(a)            Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation indicated at the beginning of this Agreement, has all requisite corporate power and authority to conduct its business, to own its properties and assets as it is now conducted and as proposed to be conducted and is qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the conduct of its business requires it to so qualify or be licensed except where the failure to do so, individually or in the aggregate, could not reasonably be expected to materially and adversely affect the ability of such Borrower to perform its obligations under any Loan Document.

(b)            The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party, including such Borrower’s use of the proceeds hereof, are (i) within such Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and (ii) do not (x) contravene such Borrower’s charter, articles or by-laws or (y) contravene law (including Regulations T, U and X issued by the Board of Governors of the Federal Reserve Board) or any material contractual restriction binding on or affecting such Borrower or (z) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Company or any of its Subsidiaries.

(c)            No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the consummation of the Acquisition or due execution, delivery and performance by the Borrowers of any Loan Documents, except (i) for authorization, approvals, notices or filings that have been obtained or made and are in full force and effect or (ii) where the failure to obtain such authorization or approval or give such notice or make such filing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole.

(d)            This Agreement is, and each of other Loan Documents to which it is a party, when delivered hereunder will be, the legal, valid and binding obligation of each Borrower party thereto, enforceable against such Borrower in accordance with their respective terms.

(e)            (i)  The consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2014, and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent public accountants, fairly present the consolidated financial condition of the Company and its Subsidiaries as at such date and the consolidated results of the operations of the Company and its Subsidiaries for the period ended on such date, all in accordance with GAAP.  Each consolidated balance sheet of the Company and its Subsidiaries delivered pursuant to Section 3.01(g)(ii) of the Olin Credit Agreement, and the related consolidated statements of income, stockholders’ and cash flows of the Company and its Subsidiaries, fairly present the consolidated financial condition of the Company and its Subsidiaries as at the date applicable thereto and the consolidated results of the operations of the Company and its Subsidiaries for the period applicable thereto, all in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

(ii)            The consolidated balance sheet of DCP as at December 31, 2014, and the related consolidated statements of income, stockholders’ equity and cash flows of DCP for the fiscal year then ended, accompanied by an opinion of Deloitte & Touche LLP, independent public accountants, fairly present the consolidated financial condition of DCP as at such date and the consolidated results of the operations of DCP for the period ended on such date, all in accordance with GAAP.  Each consolidated balance sheet of the Business delivered pursuant to Section 3.01(h)(ii) of the Olin Credit Agreement, and the related consolidated statements of income, stockholders’ equity and cash flows of the Business, fairly present the consolidated financial condition of the Business as at the date applicable thereto and the consolidated results of the operations of the Business for the period applicable thereto, all in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

(iii)            The Pro Forma Financial Statements have been prepared giving effect to the Transaction and the other transactions contemplated hereby to be consummated on the Closing Date as if the Transactions and such other transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of the income statements). The Pro Forma Financial Statements have been prepared in good faith and upon assumptions that are believed by the Company to be reasonable at the time made.

(iv)            Except as publicly disclosed prior to the Effective Date, since December 31, 2014, there has been no material adverse change in the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

(f)            There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary the reasonably anticipated outcome of which (i) would materially and adversely affect the ability of any Borrower to perform its obligations under the Loan Documents or (ii) purport to affect the legality, validity or enforceability of any Loan Document.

(g)            No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, except in compliance with Regulations T, U and X issued by the Board of Governors of the Federal Reserve Board.

(h)            Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

(i)            The Company and each Subsidiary have filed all material Tax returns (federal, state, provincial and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof.

(j)            In the ordinary course of its business, the Company conducts an ongoing review of the effect of Environmental Laws on the operations and properties of the Company, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any liabilities in connection with off-site disposal of Hazardous Substances and any capital or operating expenditures) required to achieve or maintain compliance with Environmental Laws.  On the basis of this review, the Company has reasonably concluded that, except with respect to any matter disclosed in Items 1 or 3 in the Company’s 2014 Form 10-K or in the Commitments and Contingencies Note to the consolidated financial statements incorporated therein, such associated liabilities and costs are unlikely to cause a material adverse change in the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, from that shown on the consolidated financial statements as at, and for the fiscal year ended, December 31, 2014, provided that the inclusion of such exception does not indicate that any such matter will cause such a material adverse change.

(k)            (i) Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any director, officer, employee, agent, or Affiliate of the Company or any of its Subsidiaries, (x) is currently the subject of any economic or financial sanctions or trade embargoes imposed, administered or enforced by the U.S. government (including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (y) is located, operating, organized or residing in any country or territory that is the subject or target of Sanctions (as of the Effective Date, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria) (any such country or territory, a “Designated Jurisdiction”) or (z) is owned or controlled by any Person or Persons that is described in the foregoing clauses (x) or (y).

(ii)          No borrowing under this Agreement, nor the proceeds from any borrowing under this Agreement, will be used by any Borrower directly or, to the knowledge of the Company, indirectly, to lend, contribute, provide or will otherwise be made available (x) to fund any activity or business in any Designated Jurisdiction, (y) to the knowledge of the Company, to fund any activity or business of any Person who is the subject of any Sanctions or (z) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(l)            The Company and its Subsidiaries are in compliance, in all material respects, with (a) all of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto and (b) the Act.

(m)            Neither the Company nor any Subsidiary will use the proceeds from any borrowing or Letter of Credit under this Agreement (i) to make an unlawful offer, promise or payment to a foreign public official or (ii) in any manner that would cause the Borrowers or any Subsidiary to violate the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq. in all material respects.

(n)            After giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement, the making of the Advances and Letters of Credit and the use of proceeds of such Advances and Letters of Credit on the Closing Date), the Company and its Subsidiaries on a consolidated basis are Solvent.

ARTICLE V

 COVENANTS OF THE COMPANY

Section 5.01   Affirmative Covenants.  From and after the Closing Date, so long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Company will, unless the Majority Lenders shall otherwise consent in writing:

(a)            Compliance with Laws, Etc.  Comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders (such compliance to include paying before the same become delinquent all Taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith) the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole.

(b)            Consolidated Leverage Ratio.  Maintain a Consolidated Leverage Ratio as of the last day of (i) each of the first six Reference Periods ending after the Closing Date (commencing with the Reference Period that includes the first full fiscal quarter ending after the Closing Date) of not more than 4.50:1.0, (ii) the next two following Reference Periods of not more than 4.25:1.0, (iii) the next two following Reference Periods of not more than 4:00:1.0 and (iv) each Reference Period thereafter of not more than 3.75:1.00.

(c)            Consolidated Interest Coverage Ratio.  Maintain a Consolidated Interest Coverage Ratio for each Reference Period (commencing with the Reference Period that includes the first full fiscal quarter ending after the Closing Date) of not less than 3.50:1.0; provided that for purposes of the foregoing calculation, Consolidated Interest Expense for the Reference Period ended (i) as of the last day of the first full fiscal quarter ending after the Closing Date shall be Consolidated Interest Expense for such first full fiscal quarter ending after the Closing Date multiplied by four, (ii) as of the last day of the second full fiscal quarter ending after the Closing Date shall be Consolidated Interest Expense for the first two full fiscal quarters ending after the Closing Date multiplied by two and (iii) as of the last day of the third full fiscal quarter ending after the Closing Date shall be Consolidated Interest Expense for the first three full fiscal quarters ending after the Closing Date multiplied by 4/3.

(d)            Preservation of Corporate Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, and the rights (charter and statutory) and franchises material to the business of the Company and its Subsidiaries, taken as a whole; provided, however, that (i) the Company and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(c), (ii) neither the Company nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Company, such Subsidiary or the Lenders and (iii) no Subsidiary shall be required to preserve its corporate existence if the Company has determined to liquidate or dissolve such Subsidiary and such liquidation or dissolution will not violate any other provision of this Agreement.

(e)            Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each such Subsidiary in a manner which will permit the preparation of consolidated financial statements in accordance with GAAP.

(f)            Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted.

(g)            Insurance.  Maintain, and cause each Subsidiary to maintain, insurance with reputable insurance companies or associations in such amount and covering such risks as the Company, in its good faith business judgment, believes necessary.

(h)            ERISA.  Ensure that the Company and each ERISA Affiliate will meet its minimum funding requirements and all of its other obligations under ERISA with respect to all of its Plans and satisfy all of its obligations to Multiemployer Plans, including any Withdrawal Liability, except, in each case, where the failure to do so would not have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

(i)            Reporting Requirements.  Furnish to each Lender:

(i)            as soon as available and in any event within 60 days after the end of each of the first three quarters of each year, balance sheets of the Company and the Subsidiaries, on a consolidated basis, as of the end of such quarter and statements of income and retained earnings and cash flow of the Company and the Subsidiaries, on a consolidated basis, for the period commencing at the end of the previous year and ending with the end of such quarter, certified by the chief financial officer of the Company, subject to audit and year-end adjustments;

(ii)            as soon as available and in any event within 120 days after the end of each year, a copy of the balance sheets of the Company and the Subsidiaries, on a consolidated basis, as of the end of such year and the statements of income and retained earnings and cash flow of the Company and the Subsidiaries, on a consolidated basis, for such year, certified by Deloitte & Touche LLP, KPMG LLP or another independent nationally recognized firm of public accountants;

(iii)            as soon as possible and in any event within 10 days after an officer of the Company becomes aware of the occurrence of each Event of Default (and each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default), an Officer’s Certificate setting forth details of such Event of Default or event and the action which the Company has taken and proposes to take with respect thereto;

(iv)            contemporaneously with each delivery of the statements referred to in clauses (i) and (ii) above, (A) either an Officer’s Certificate stating that no Event of Default (other than by reason of non-compliance with the covenants referred to in Sections 5.01(b) and (c)) and no event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default (other than by reason of non-compliance with the covenants referred to in Sections 5.01(b) and (c)) occurred during such quarter or, if applicable, an Officer’s Certificate pursuant to clause (iii) above, (B) an Officer’s Certificate stating that, as of the last day of the preceding quarter, and to the best of his or her knowledge, at all times during the preceding quarter, the Company was in compliance with the covenants referred to in Sections 5.01(b) and (c) and providing reasonable details of the calculations evidencing the Company’s compliance with such covenants and (C) reasonable details of each material change in GAAP from those applied in preparing the statements referred to in Section 4.01(e)(i) insofar as such changes are applicable to the statements referred to in clauses (i) and (ii) above;

(v)            promptly after the sending or filing thereof, copies of all reports which the Company sends to any of its shareholders, and copies of all reports and registration statements which the Company or any Subsidiary files with the SEC or any national securities exchange (other than those pertaining to employee benefit plans); and

(vi)            such other information respecting the condition or operations, financial or otherwise, of the Company or any Subsidiary as any Lender through the Administrative Agent may from time to time reasonably request.

Reports and financial statements required to be delivered by the Company pursuant to paragraphs (i), (ii) and (v) of this Section 5.01(i) shall be deemed to have been delivered on the date on which such reports containing such financial statements are posted on the SEC’s website at www.sec.gov; provided that the Company shall deliver paper copies of the reports and financial statements referred to in paragraphs (i), (ii) and (v) of this Section 5.01(i) to the Administrative Agent or any Lender who requests it to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.

(j)            Use of Proceeds.  Ensure that (i) the proceeds of the Term Loans are used solely to finance a special cash dividend to TDCC and other payments required by the Merger Agreement, to consummate the Refinancing, to pay costs and expenses in connection with the Transactions and for general corporate purposes, (ii) the proceeds of the Revolving Advances and Bid Advances will be used solely for working capital and other general corporate purposes (including permitted acquisitions and other permitted investments) and (iii) the Letters of Credit will used solely to support obligations of the Company and its Subsidiaries incurred in the ordinary course of business.

Section 5.02   Negative Covenants.  From and after the Closing Date, so long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Company will not, without the written consent of the Majority Lenders:

(a)            Liens.  Create, assume or suffer to exist or permit any Subsidiary of the Company to create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except:

(i)            Permitted Encumbrances;

(ii)            other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred to secure Indebtedness, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(iii)            Liens on property or assets of (w) a Domestic Subsidiary (other than the Spinco Borrower) to secure obligations of such Subsidiary to the Company or another Domestic Subsidiary, (x) the Spinco Borrower to secure obligations of the Spinco Borrower to the Company, (y) a Foreign Subsidiary (other than the Canadian Borrower) to secure obligations of such Subsidiary to the Company or any other Subsidiary and (z) the Canadian Borrower to secure obligations of the Canadian Borrower to the Company or the Spinco Borrower;

(iv)            any Lien on property of any Foreign Subsidiary (other than the Canadian Borrower) to secure Indebtedness of such Subsidiary, provided that, immediately after giving effect thereto and to the concurrent repayment of any other Indebtedness, the aggregate principal amount of outstanding Indebtedness secured by Liens permitted by this clause (iv) or by clause (vi) or (ix) of this Section does not exceed 10% of Consolidated Net Tangible Assets;

(v)            Liens incurred in connection with any Tax-Exempt Financing which do not in the aggregate materially detract from the value of the property or assets affected thereby or materially impair the use of such property or assets in the operation of its business;

(vi)            Liens on property or assets granted in connection with applications for or reimbursement obligations with respect to letters of credit issued at the request of the Company or a Subsidiary by a banking institution to secure the performance of obligations of the Company or a Subsidiary relating to such letters of credit, to the extent such banking institution requested the granting to it of such Lien as a condition for its issuance of the letter of credit; provided that, immediately after giving effect thereto and to the concurrent repayment of any other Indebtedness, the aggregate principal amount of outstanding Indebtedness secured by Liens permitted by this clause (vi) or by clause (iv) or (ix) of this Section does not exceed 10% of Consolidated Net Tangible Assets;

(vii)            any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(viii)            Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (A) with respect to Liens securing Indebtedness of any Domestic Subsidiary, such Liens secure Indebtedness permitted by clauses (iii) or (iv) of Section 5.02(b), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Liens shall not apply to any other property or assets of the Company or any Subsidiary;

(ix)            Liens on assets securing other obligations of the Company and its Subsidiaries not expressly permitted by clauses (i) through (viii) above; provided that, immediately after giving effect thereto and to the concurrent repayment of any other secured obligations, the aggregate principal amount of outstanding obligations secured by Liens permitted by this clause (ix) or by clause (iv) or (vi) of this Section does not exceed 10% of Consolidated Net Tangible Assets;

(x)            Liens on Margin Stock, if and to the extent the value of all Margin Stock of the Company and its Subsidiaries exceeds 25% of the value of the total assets subject to this Section 5.02(a) (it being understood that Margin Stock not in excess of 25% of the value of such assets will be subject to the restrictions of this Section 5.02(a));

(xi)            Liens on assets of the JV and its Subsidiaries securing Indebtedness permitted under Section 5.02(b)(v); provided that (A) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (B) such Lien shall secure only those obligations which it secures on the Effective Date, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(xii)            Liens on the assets of any Subsidiary incurred during the period after the Effective Date and prior to the Closing Date; provided that (A) such Liens were incurred in the ordinary course of business, (B) such Liens were not incurred in contemplation of the Merger and (C) the aggregate principal amount of outstanding obligations secured by Liens permitted by this clause (xii) does not exceed $10,000,000; and

(xiii)           Liens on Receivables Related Assets of a Receivables Subsidiary pursuant to a Permitted Receivables Facility.

(b)            Domestic Subsidiary Indebtedness.  Permit any Domestic Subsidiary (other than the Spinco Borrower or any Additional Borrower) to create, incur, assume or permit to exist any Indebtedness, except:

(i)            Indebtedness of any Domestic Subsidiary to the Company or any other Domestic Subsidiary;

(ii)            Indebtedness of any Domestic Subsidiary outstanding on the Effective Date (other than (x) Indebtedness outstanding under the Existing Credit Agreement and (y) Indebtedness outstanding under the JV Credit Agreement);

(iii)            Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement;

(iv)            Indebtedness of any Person that becomes a Domestic Subsidiary after the Effective Date (other than (x) Indebtedness outstanding under the Existing Credit Agreement and (y) Indebtedness outstanding under the JV Credit Agreement); provided that such Indebtedness exists at the time such Person becomes a Domestic Subsidiary and is not created in contemplation of or in connection with such Person becoming a Domestic Subsidiary;

(v)            (x) in the event that the Company and/or TDCC obtain the Necessary JV Consents, Indebtedness of the JV under the JV Credit Agreement in an aggregate principal amount not exceeding the outstanding principal amount of such Indebtedness as of the Effective Date or (y) in the event that the Company and/or TDCC does not obtain the Necessary JV Consents, Indebtedness of the JV to refinance the Indebtedness under the JV Credit Agreement in an aggregate principal amount not exceeding the outstanding principal amount of such Indebtedness as of the Effective Date (as such amount may be reduced from time to time) plus the reasonable costs, expenses, accrued interest or premiums in connection with such refinancing;

(vi)            Indebtedness of any Receivables Subsidiaries in respect of any Permitted Receivables Facilities in an aggregate principal amount not exceeding US$500,000,000 at any time outstanding; and

(vii)            other Indebtedness in an aggregate principal amount not exceeding US$40,000,000 at any time outstanding.

(c)            Mergers, Etc.  (i) Merge or consolidate with or into any other Person (other than a Subsidiary) or (ii) convey, transfer, lease or otherwise dispose of, or permit a Subsidiary to convey, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of related transactions), all or substantially all of the property or assets of the Company and its Subsidiaries taken as a whole (whether now owned or hereafter acquired), directly or indirectly, to any Person, including through a merger or consolidation of a Subsidiary with an unaffiliated party, unless (A) in each case of (i) or (ii), after giving effect to such proposed transaction, no Event of Default or event which with the giving of notice or lapse of time, or both, would constitute an Event of Default would exist and (B) in the case of clause (i), the surviving corporation is the Company, provided that to the extent that the value of all Margin Stock owned by the Company and its Subsidiaries taken as a whole exceeds 25% of the value of the total assets of the Company and its Subsidiaries subject to this Section 5.02(c), nothing in this Section 5.02(c) shall prohibit the sale of such Margin Stock (it being understood that Margin Stock not in excess of 25% of the value of such assets will be subject to the restrictions of this Section 5.02(c)).

(d)            Change in Nature of Business.  Engage, or permit any of its Subsidiaries to engage, to any material extent, in any business other than the businesses of the type conducted by the Company and its Subsidiaries on the Effective Date (assuming the Transactions were consummated on the Effective Date) and businesses reasonably related thereto.

(e)            ERISA.  Create, assume or suffer to exist or permit any ERISA Affiliate to create, assume or suffer to exist (i) any Insufficiency of any Plan with respect to which an ERISA Event has occurred (or, in the case of a Plan with respect to which an ERISA Event described in clauses (iii) through (v) of the definition of ERISA Event shall have occurred and then exist, the liability of the Company and the ERISA Affiliates related thereto), or (ii) any Withdrawal Liability under any Multiemployer Plan, in each case, if the sum of (A) any such Insufficiency or Withdrawal Liability, as applicable, (B) the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or, in the case of a Plan with respect to which an ERISA Event described in clauses (iii) through (v) of the definition of ERISA Event shall have occurred and then exist, the liability of the Company and the ERISA Affiliates related thereto), (C) amounts then required to be paid to any and all other Multiemployer Plans by the Company or the ERISA Affiliates as Withdrawal Liability and (D) the aggregate principal amount of all Indebtedness of the Company and all the Subsidiaries secured by Liens permitted by clauses (iv), (vi), (vii), (viii) and (ix) of Section 5.02(a), shall exceed 10% of Consolidated Net Tangible Assets.

(f)            Use of Proceeds.  Request any Advance or Letter of Credit, and the Company shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Designated Jurisdiction, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or (c) in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

ARTICLE VI

 EVENTS OF DEFAULT

Section 6.01   Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing after the Closing Date:

(a)            Any Borrower shall fail to pay (i) any principal of any Advance made to such Borrower when the same becomes due and payable or (ii) any interest on any Advance made to such Borrower or any fees or other amounts payable under this Agreement within five days of the same becoming due and payable; or

(b)            Any representation or warranty made by any Borrower herein or by any Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)            Any Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(b), (c) or (i)(iii) or Section 5.02, or (ii) any term, covenant or agreement contained in any Loan Document (other than as referred to in subsection (a) or clause (i) above) on its part to be performed or observed if, in the case of this clause (ii), such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Administrative Agent or any Lender; or

(d)            The Company or any Subsidiary shall fail to pay any installment of principal of or any premium or interest on any Indebtedness, which is outstanding in a principal amount of at least US$50,000,000 in the aggregate (but excluding Indebtedness outstanding hereunder) of the Company or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, or any Indebtedness of the Company or any Subsidiary which is outstanding in an aggregate principal amount of at least US$50,000,000 shall, for any reason, be accelerated (it being understood that a mandatory prepayment on the sale of any asset shall be deemed not to be an acceleration of the Indebtedness secured by such asset); or

(e)            Any Borrower or any Significant Subsidiary or any two or more Subsidiaries which (when taken together) would have aggregate total assets constituting those of a Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Borrower or any such Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, and, in the case of any such proceeding instituted against a Borrower or such Subsidiary (but not instituted by it), either such proceeding shall not be dismissed or stayed for 60 days or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a trustee, custodian or other similar official for it or any substantial part of its property) shall occur; or a Borrower or any such Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)            Any judgment or order for the payment of money in excess of US$50,000,000 shall be rendered against the Company or any Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and, within 60 days of the commencement of such proceedings, such judgment shall not have been satisfied or (subject to clause (ii) below) shall have been stayed or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)            The Company or any of its ERISA Affiliates shall incur liability in excess of US$50,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event with respect to a Plan; (ii) the partial or complete withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the insolvency or termination of a Multiemployer Plan; or

(h)            Article VII hereof shall for any reason cease to be valid and binding on or enforceable against any Guarantor, or any Borrower shall so state in writing;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent of the Majority Lenders, by notice to the Borrowers declare the obligation of each Lender to make Advances (other than Revolving Advances by an Issuing Bank or a Lender pursuant to Section 2.02(b)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent of the Majority Lenders, by notice to the Borrowers, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an Event of Default resulting from the actual or deemed entry of an order for relief with respect to a Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Revolving Advances by an Issuing Bank or a Lender pursuant to Section 2.02(b)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

Section 6.02   Actions in Respect of the Letters of Credit upon Event of Default.  If any Event of Default shall have occurred and be continuing, the Administrative Agent may with the consent, or shall at the request, of the Lenders having more than 50% of the Revolving Commitments, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Company to, and forthwith upon such demand the Company will, (a) pay to the Administrative Agent on behalf of the Revolving Lenders in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Lenders having more than 50% of the Revolving Commitments; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to a Borrower under the Federal Bankruptcy Code, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Administrative Agent for the account of the Lenders without notice to or demand upon the Borrowers, which are expressly waived by each Borrower, to be held in the L/C Cash Collateral Account.  If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Revolving Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Company will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Bank or the Revolving Lenders, as applicable, to the extent permitted by applicable law.  The Administrative Agent, in its sole discretion and at the risk and expense of the Company, may invest the funds in the L/C Cash Collateral Account, and interest or profits therefrom (if any) shall accumulate in the L/C Cash Collateral Account.  At any time that the amount of funds in the L/C Cash Collateral Account exceeds the Available Amount of all Letters of Credit outstanding, the Administrative Agent shall promptly return such excess amount to the Company.  All amounts in the L/C Cash Collateral Account shall be returned to the Company upon the earlier of (x) the date that all Letters of Credit shall have expired or been fully drawn upon and all reimbursement obligations shall have been satisfied and (y) the date on which no Event of Default shall be continuing or on which every Event of Default shall have been waived.

Section 6.03  Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Advance or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the applicable Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, L/C Obligations and all other obligations in respect of this Agreement and the Notes that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.03, 10.04 and 10.06) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Banks to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.03, 10.04 and 10.06.

ARTICLE VII

 GUARANTY

Section 7.01   Guaranty.  Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of the Other Borrowers now or hereafter existing under or in respect of this Agreement and the Notes (including any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”; provided that, with respect to any Guarantor, the Guaranteed Obligations shall not include its obligations under this Agreement and the Notes).  Each Guarantor agrees that its Guaranty constitutes a guarantee of payment and not merely of collection. Without limiting the generality of the foregoing, the liability of each Guarantor shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Other Borrower to the Administrative Agent or any Lender under or in respect of this Agreement and the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any such Other Borrower.

Section 7.02  Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto.  The obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any Other Borrower under or in respect of this Agreement and the Notes, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Other Borrower or whether any Other Borrower is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)            any lack of validity or enforceability of this Agreement, any Note or any agreement or instrument relating thereto;

(b)            any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Other Borrower under or in respect of this Agreement and the Notes, or any other amendment or waiver of or any consent to departure from this Agreement or any Note, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Other Borrower or any of its Subsidiaries or otherwise;

(c)            any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)            any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Other Borrower under this Agreement and the Notes or any other assets of any Other Borrower or any of its Subsidiaries;

(e)            any change, restructuring or termination of the corporate structure or existence of any Other Borrower or any of its Subsidiaries;

(f)            any failure of the Administrative Agent or any Lender to disclose to any Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Other Borrower now or hereafter known to the Administrative Agent or such Lender (each Guarantor waiving any duty on the part of the Administrative Agent and the Lenders to disclose such information);

(g)            the failure of any other Person to execute or deliver this Guaranty or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)            any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Other Borrower or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of any Other Borrower or otherwise, all as though such payment had not been made.

Section 7.03   Waivers and Acknowledgments.  (a)  Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Other Borrower, any other guarantor or any other Person or any collateral.

(b)            Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)            Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any Other Borrower, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder.

(d)            Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Other Borrower or any of its Subsidiaries now or hereafter known by the Administrative Agent or such Lender.

(e)            Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the Notes and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

Section 7.04   Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Other Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guaranty, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against any Other Borrower, any other Guarantor or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Other Borrower, any other Guarantor or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, (x) unless and until all of the Guaranteed Obligations shall have been paid in full in cash and the Revolving Commitments shall have expired or been terminated or (y) unless no Default shall have occurred and be continuing.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and (b) the latest Termination Date, such amount shall be received and held in trust for the benefit of the Administrative Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the Notes, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.  If (i) any Guarantor shall make payment to the Administrative Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations shall have been paid in full in cash and (iii) the latest Termination Date shall have occurred, the Administrative Agent and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

Section 7.05   Subordination.  Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by the Other Borrowers (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.05:

(a)            Prohibited Payments, Etc.  Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any Other Borrower), the Guarantors may receive regularly scheduled payments from the Other Borrowers on account of the Subordinated Obligations.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any Other Borrower), however, unless the Majority Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)            Prior Payment of Guaranteed Obligations.  In any proceeding under any Debtor Relief Law relating to any Other Borrower, each Guarantor agrees that the Administrative Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c)            Turn-Over.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any Other Borrower), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Administrative Agent and the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d)            Administrative Agent Authorization.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any Other Borrower), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of any applicable Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require any applicable Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

Section 7.06    Continuing Guaranty; Assignments.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and (ii) the latest Termination Date, (b) be binding upon the Guarantors, their respective successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the Lenders and their successors, transferees and assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, the Administrative Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Administrative Agent or such Lender herein or otherwise, in each case as and to the extent provided in Section 9.02.  No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and the Lenders.

ARTICLE VIII

 THE AGENT

Section 8.01  Appointment and Authority.  Each of the Lenders and the Issuing Banks hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except to the extent expressly provided in Section 8.07, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrowers nor any of their respective Subsidiaries shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.02   Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of an Advance, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.03   Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.04   Exculpatory Provisions.

(a)            The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their respective Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)            The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 6.01 and Section 10.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Company, a Lender or an Issuing Bank.

(c)            The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.05   Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender, any other Issuing Bank or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender, any other Issuing Bank or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under, or based upon, this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.06   Indemnification.  (a)  Each Lender severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Company), from and against such Lender’s ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Company.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.06 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.

(b)            Each Revolving Lender severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Company) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Revolving Lender agrees to reimburse each Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including fees and expenses of counsel) payable by the Company under Section 10.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Company.

(c)            For purposes of this Section 8.06, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Term Loans (or prior to the Closing Date, Term Loan Commitments) and Revolving Advances outstanding at such time and owing to the respective Lenders, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) their respective Unused Revolving Commitments at such time; provided that the aggregate principal amount of Revolving Advances made as a result of a drawing under a Letter of Credit owing to the Issuing Bank shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Commitments.  The failure of any Lender to reimburse the Administrative Agent or the Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Administrative Agent or the Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Administrative Agent or Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent or the Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.06 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

Section 8.07   Successor Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company and may be removed at any time with or without cause by the Majority Lenders.  Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent, subject, so long as no Event of Default has occurred and is continuing, to the Company’s approval, whereupon such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the former Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent shall be discharged from its duties and obligations under this Agreement, other than the obligations provided in Section 10.12, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 8.08  No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the an Issuing Bank hereunder.

Section 8.09   Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Commitments as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.10   Other Agents.  Each Lender hereby acknowledges that no syndication agent, documentation agent or any other Lender designated as any other type of agent (other than administrative agent) on the signature pages of the Olin Credit Agreement or the Spinco Credit Agreement has any liability hereunder other than in its capacity as a Lender.

ARTICLE IX

 SUCCESSORS, ASSIGNS AND PARTICIPATIONS

Section 9.01   Binding Effect.  This Agreement shall become effective when it shall have been executed by the parties hereto and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 9.02   Assignments.

(a)            Each Lender may, upon at least 15 Business Days’ notice to the Company, the Administrative Agent and (in the case of an assignment of Revolving Commitments) the Issuing Banks, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s), the Advances owing to it and the Note or Notes held by); provided that

(i)            prior written consent (such consent not to be unreasonably withheld or delayed) of the following shall be required:

(x)            the Company; provided that no such consent is required if an Event of Default under Section 6.01(a) or (e) has occurred or is continuing or for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; provided further that the Company shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within 15 Business Days after having received notice thereof;

(y)            the Administrative Agent; provided that no such consent is required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(z)            each Issuing Bank, in the case of any assignment of all or a portion of a Revolving Commitment;

(ii)            parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with any Note or Notes subject to such assignment and a processing and recordation fee of US$3,500 payable by the parties to each such assignment;

(iii)            each such assignment shall be only to an Eligible Assignee; and

(iv)            except in the case of an assignment to a Lender or an Affiliate of a Lender, the amount of the Term Loan or Revolving Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than US$5,000,000, unless otherwise agreed by the Company and the Administrative Agent.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and (B) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than its rights under Sections 2.07, 2.10, 2.14, 10.04 and 10.06 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations (other than those provided in Section 10.12) under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)            By executing and delivering an Assignment and Assumption, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender; (vi) such assignee confirms that it is an Eligible Assignee; and (vii) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto.

(c)            Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Revolving Note or Notes subject to such assignment and the fee referred to in clause (a)(ii) above, the Administrative Agent shall (subject to any consents to such assignment required pursuant to the terms of this Agreement), if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company.

(d)            The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain, at its address set forth on Schedule 10.02, a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment(s) of, and principal amount (and stated interest) of the Advances owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent demonstrable error, provided, that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, in the Register shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by any Borrower or any Lender (but only to the extent of entries in the Register that are applicable to such Lender) at any reasonable time and from time to time upon reasonable prior notice.

(e)            Each Lender may assign to one or more banks or other entities any Bid Note or Bid Notes held by it.

(f)            Any Lender may pledge all or a portion of its Advances to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Revenue Bank.  No such assignment shall release the assigning Lender from its obligations under the Agreement.

(g)            Each Issuing Bank may, upon at least 10 Business Days’ notice to the Company, assign to any other Lender all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) if prior to the expiring of the 10 Business Days’ notice referred to above, the Company notifies the assignor Issuing Bank that such assignee is, in its sole discretion, not acceptable to it, such assignor Issuing Bank shall not make such assignment, (ii) the amount of the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than US$10,000,000 or an integral multiple of US$1,000,000 in excess thereof, and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of US$3,500.

Section 9.03   Participations.

(a)            Each Lender may sell (other than to the Company, any Subsidiary of the Company or any natural Person) participations to one or more banks or other entities (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s), and the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including its Commitment(s) to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) each Borrower and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) such participation is not prohibited by applicable law.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Person acquiring such participation, agree to any amendment, modification or waiver described in clause (a), (b) or (c) of the proviso to Section 10.01 that directly affects such Person. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.10 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(g) (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.02; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.10 and 2.14 as if it were an assignee under Section 9.02 and (ii) shall not be entitled to receive any greater payment under Sections 2.10 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Effective Date that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.05 as though it were a Lender, provided such Participant shall be subject to Section 2.13 as though it were a Lender.

(b)            Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 9.04   Pledge.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this Section 9.04.

ARTICLE X

 MISCELLANEOUS

Section 10.01   Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall: (a) increase or extend the Commitment(s) of any Lender or subject any Lender to any additional obligations without the written consent of such Lender, (b) reduce the principal of, or interest (other than any default interest) on, any Term Loan Note, Revolving Note, Term Loan, Revolving Advance, or any fee or other amount payable hereunder without the written consent of each Lender affected thereby, (c) postpone any date fixed for any payment of principal of, or interest on, the Term Loan Notes, Revolving Notes, Term Loans, Revolving Advances, or any fees or other amounts payable hereunder without the written consent of each Lender affected thereby, (d) change the definition of “Majority Lenders” or the number of Lenders or percentage in interests of Lenders which shall be required for the Lenders or any of them to take any action hereunder without the written consent of all the Lenders, (e) (i) release the Company from its obligations under Article VII without the written consent of all of the Lenders or (ii) release the Spinco Borrower from its obligations under Article VII without the written consent of all of the Revolving Lenders (and, with respect to any Incremental Term Loans for which the Company is the Borrower thereof, the Lenders in respect of such Incremental Term Loans) or (f) amend this Section 10.01 without the written consent of all the Lenders and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Majority Facility Lenders in respect of the applicable Facility in addition to the Lenders required above to take such action, adversely affect the rights of the Lenders of such Facility in respect of payments in a manner different than such amendment, waiver or consent affects the rights of Lenders of any other Facility in respect of payments and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the affected Issuing Bank in addition to the Lenders required above to take such action, affect the rights or obligations of such Issuing Bank under this Agreement.  Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that a Defaulting Lender shall retain its voting rights in respect of matters set forth in clauses (a) and (b) above.

Notwithstanding the foregoing, this Agreement may be amended in form reasonably satisfactory to the Administrative Agent with the written consent of:

(i)            the Company and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all or any portion of the outstanding Term Loans (“Replaced Term Loans”) with a replacement term loan hereunder (“Replacement Term Loans”); provided, that (w) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans plus the reasonable costs, expenses, accrued interest or premiums in connection with such refinancing, replacement or modification, (x) the terms of such Replacement Term Loans (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are no more favorable to the lenders providing such Replacement Term Loans than those applicable to the Replaced Term Loans (other than any covenants or other provisions applicable only to periods after the latest Termination Date in effect immediately prior to the incurrence of such Replacement Term Loans), (y) the maturity date of such Replacement Term Loans shall not be earlier than the maturity date of the Replaced Term Loans and (z) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing; and

(ii)            the Company and the Lenders providing the relevant Replacement Revolving Commitments (as defined below) to permit the refinancing, replacement or modification of all outstanding Revolving Commitments (“Replaced Revolving Commitments”) with a replacement revolving facility hereunder (“Replacement Revolving Commitments”), provided that (w) the aggregate amount of such Replacement Revolving Commitments shall not exceed the aggregate principal amount of the Replaced Revolving Commitments plus the reasonable costs, expenses, accrued interest or premiums in connection with such refinancing, replacement or modification, (x) the terms of such Replacement Revolving Commitments (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are no more favorable to the lenders providing such Replacement Revolving Commitments than those applicable to the Replaced Revolving Commitments (other than any covenants or other provisions applicable only to periods after the latest Termination Date in effect immediately prior to the incurrence of such Replacement Revolving Commitments), (y) the termination date of such Replacement Revolving Commitments shall not be earlier than the termination date of the Replaced Revolving Commitments and (z) the Administrative Agent and each Issuing Bank shall have consented (such consent not to be unreasonably withheld) to the Lenders in respect of the Replacement Revolving Commitments.

Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended to include Replacement Term Loans or Replacement Revolving Commitments without the consent of any other Lenders, to the extent necessary to (1) reflect the terms of such Replacement Term Loans or Replacement Revolving Commitments, as applicable, incurred pursuant to the foregoing clauses (i) or (ii) and (2) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of the immediately preceding paragraph.

Furthermore, notwithstanding the foregoing, (i) the Administrative Agent, with the consent of the Company, may amend, modify or supplement any Loan Document without the consent of any Lender or the Majority Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document and (ii) the Administrative Agent, with the consent of the Company, may amend, modify or supplement Article II as contemplated by Section 10.17(c).

Section 10.02   Notices, Effectiveness, Electronic Communication.

(a)            All notices and other communications provided for hereunder shall be either (i) in writing (including telecopy communication) and mailed, telecopied or delivered or (ii) by electronic communication as and to the extent set forth in Section 10.02(b) and in the proviso to this Section 10.02(a), and shall be delivered if to a Borrower, at the Company’s address specified on Schedule 10.02; if to any other Lender, at its Domestic Lending Office specified in its Administrative Questionnaire or in the Assignment and Assumption pursuant to which it became a Lender; and if to the Administrative Agent, at its address specified on Schedule 10.02; or, as to any Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Administrative Agent, provided that materials required to be delivered pursuant to Section 5.01(i)(i), (ii), (iv) and (v) may be delivered to the Administrative Agent as specified in Section 10.02(b) or as otherwise specified to the Borrowers by the Administrative Agent.  All such notices and communications shall, when mailed or telecopied, be effective only when received by the relevant party.  Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

In addition, the Canadian Borrower hereby irrevocably designates the Company, as the designee, appointee and agent of the Canadian Borrower to receive, for and on behalf of the Canadian Borrower, service of process in such jurisdiction in any legal action or proceeding with respect hereto.

(b)            Electronic Communications.  Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, e-mail or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)            Administrative Agent’s Office.  The Administrative Agent hereby designates its office located at the address set forth on Schedule 10.02, or any subsequent office which shall have been specified for such purpose by written notice to the Borrowers and Lenders, as the Administrative Agent’s office referred to herein, to which payments due are to be made and at which Advances will be disbursed.

(d)            Platform.  So long as Wells Fargo or any of its Affiliates is the Administrative Agent, materials required to be delivered pursuant to Section 5.01(i)(i), (ii), (iv) and (v) may be delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent and the Lenders by e-mail at the addresses set forth on Schedule 10.02.  Each Borrower agrees that the Administrative Agent may, but is not obligated to, make such materials, as well as any other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks, SyndTrak or a substantially similar electronic system (the “Platform”).  The Company acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Related Parties warrants the accuracy, adequacy or completeness of the Borrower Materials, the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Borrower Materials, the Communications or the Platform.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Borrower, any Lender, the Issuing Banks or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).  “Borrower Materials” mean, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrowers pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

Section 10.03   No Waiver; Remedies.  No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.04   Costs and Expenses; Damage Waiver.

(a)            The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates in connection with (x) the structuring, arrangement and syndication of the Commitments (including the reasonable and documented fees, charges and disbursements of one outside counsel for the Administrative Agent, the Arrangers and their respective Affiliates and, if necessary, one local counsel in each appropriate jurisdiction) and (y) the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, whether or not the transactions contemplated hereby or thereby shall be consummated (including the reasonable and documented fees, charges and disbursements of one outside counsel for the Administrative Agent, the Arrangers and their respective Affiliates), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Banks (including the reasonable fees, charges and disbursements of any outside counsel for the Administrative Agent, any Lender or the Issuing Banks), in connection with the enforcement of its rights in connection with this Agreement and the other Loan Documents.

(b)            If any payment of principal of any Eurodollar Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment pursuant to Section 2.09(b), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason (including as a result of the replacement of such Lender in accordance with Section 2.04(c) or Section 2.17(b)), such Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.  Each Lender demanding payment of such amount shall provide, at the time of making such demand, the applicable Borrower and the Administrative Agent with reasonable details, including the basis for the calculation thereof, of such increase, provided that, in the absence of manifest error, the amount so notified shall be conclusive and binding upon such Borrower.

(c)            Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 10.05    Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement and the other Loan Documents whether or not such Lender shall have made any demand under this Agreement or the Note held by such Lender and although such obligations may be unmatured.  Each Lender agrees promptly to notify the applicable Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

Section 10.06   Indemnification by Company.  The Company agrees to indemnify and hold harmless the Administrative Agent, the Arrangers, the Issuing Banks, the Lenders and the respective affiliates of the foregoing and each of their respective Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs and reasonable and documented out-of-pocket expenses and disbursements (including reasonable fees and disbursements of one outside counsel for all Indemnified Parties, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Party and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel in multiple jurisdictions) for such affected Indemnified Party) of any kind or nature whatsoever (“Claims”) which may be imposed on, incurred by or asserted against such Indemnified Party in connection with or arising out of any investigation, litigation or proceeding (including any threatened investigation, litigation or proceeding or preparation of a defense in connection therewith) related to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances; provided that the foregoing indemnity shall not apply to the Claims of any Indemnified Party to the extent such Claims (i) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Party, (ii) result from a claim brought by the Company or any of its Subsidiaries against such Indemnified Party for material breach of such Indemnified Party’s obligations under this Agreement if the Company or such Subsidiary has obtained a final and non-appealable judgment in its or its Subsidiary’s favor on such claim as determined by a court of competent jurisdiction or (iii) result from a proceeding that does not involve an act or omission by the Company or any of its Affiliates and that is brought by an Indemnified Party against any other Indemnified Party (other than claims against any arranger, bookrunner or agent in its capacity or in fulfilling its roles as an arranger, bookrunner or agent hereunder or any similar role with respect to this Agreement or any Commitments).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.06 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  Each Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any agreement or instrument contemplated hereby, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or Letters of Credit.

Section 10.07   Governing Law.  This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

Section 10.08   Execution in Counterparts; Integration; Effectiveness.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, the Issuing Banks and/or the Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.09   Special Prepayment Right.  (a)  In the event that a Change of Control Date shall occur, the Company will, within 10 days after such Change of Control Date, give the Administrative Agent written notice thereof and describe in reasonable detail the facts and circumstances giving rise thereto, and the applicable Borrower will prepay, if any Lender shall so request, all of the Advances from such Lender plus interest accrued to the date of prepayment and any other fees and amounts as may then be payable by such Borrower to such Lender under this Agreement.  Said request (the “Prepayment Notice”) shall be made by a Lender in writing not later than 45 days after the Change of Control Date and shall specify (i) the date (the “Special Prepayment Date”) upon which each Borrower shall prepay the Advances made to it, which date shall be not less than 15 days nor more than 45 days from the date of the Prepayment Notice and (ii) the amount of the Advances to be prepaid.  In the event of such request, the Commitment(s) of such Lender to make Advances shall forthwith terminate.

(b)            On the Special Prepayment Date, each Borrower shall prepay all of the Advances of such Lender made to such Borrower plus interest accrued thereon to the Special Prepayment Date and such other fees and amounts as may then be payable by Borrower under this Agreement.  Payment shall be made as provided in this Agreement.

(c)            For the purposes of this Section 10.09:

(i)            the term “Change of Control Date” shall mean (A) the first day on which any person, or group of related persons, has beneficial ownership of more than 33 1/3% of the outstanding voting stock of the Company or (B) the date immediately following the first date on which the members of the Board of Directors of the Company (the “Board”) at the commencement of any period of 730 consecutive days (together with any other Directors whose appointment or election by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the Directors then in office who either were Directors at the beginning of such period or whose appointment or election or nomination for election was previously so approved) shall cease to constitute a majority of the Board at the end of such period; provided, however, that a Change of Control Date shall not be deemed to have occurred under clause (A) hereof if (x) the Company shall have merged or disposed of a portion of its assets in compliance with the requirements of subsection 5.02(c) hereof within 10 days after the acquisition of such beneficial ownership shall have occurred and (y) no person or group of related persons shall have beneficial ownership of more than 33 1/3% of the outstanding voting stock of the Company after such merger or disposition, and

(ii)            the term “voting stock” shall mean stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the directors of the Company other than stock having such power only by reason of a contingency.

Section 10.10      Jurisdiction, Etc.

(a)            Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  Each Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at the address of the Company specified pursuant to Section 10.02.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or the Lenders may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b)            Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents in any New York State or federal court sitting in New York City.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10.11     No Liability of the Issuing Banks.  The Company assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by an Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Company shall have a claim against an Issuing Bank, and such Issuing Bank shall be liable to the Company, to the extent of any direct, but not consequential, damages suffered by the Company that were caused by (i) such Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit.  In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 10.12     Confidentiality.  Each of the Administrative Agent and the Lenders expressly agrees, for the benefit of the Company and its Subsidiaries, to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to its Affiliates and their Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to any rating agency, or regulatory or similar authority having, or purporting to have, jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners, or in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems disclosure necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its Subsidiaries or Affiliates), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an express agreement for the benefit of the Company and its Subsidiaries containing provisions substantially the same as those of this Section, to any Eligible Assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Company, (h) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or their Subsidiaries or this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to data service providers, including league table providers, that serve the lending industry, such information to consist of information customarily provided to such data service providers or (k) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company or any of its Subsidiaries.  For the purposes of this Section, “Confidential Information” means all information, including material nonpublic information with the meaning of Regulation FD promulgated by the SEC (“Regulation FD”), received from the Company or its Subsidiaries relating to such entities or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such entities; provided, that such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person customarily accords to its own confidential information; provided, however, that with respect to disclosures pursuant to clauses (b) and (c) of this Section, unless prohibited by law or applicable court order, each Lender and the Administrative Agent shall attempt to notify the Company of any request by any governmental agency or representative thereof or other Person for disclosure of Confidential Information after receipt of such request, and if reasonable, practicable and permissible, before disclosure of such Confidential Information.  It is understood and agreed that the Company, its Subsidiaries and their respective Affiliates may rely upon this Section for any purpose, including to comply with Regulation FD.

The Administrative Agent agrees to keep confidential the Submitted Reference Bank Rates to be used in the calculation of the Reference Bank Rate; provided that the Submitted Reference Bank Rates may be shared with the Borrowers and any of their respective employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates that have a commercially reasonable business need to know such rates (provided that, prior to receipt of such rates, any recipient thereof (other than the Borrowers) shall (i) certify to the Administrative Agent that it is not an individual who is formally designated as being involved in the ICE LIBOR submission process and (ii) shall agree to comply with the provisions of this paragraph as if it were the Administrative Agent). Each of the Borrowers hereby represents and warrants, as of the Closing Date and each date on which it receives Submitted Reference Bank Rates, that it is not an individual who is formally designated as being involved in the ICE LIBOR submission process, and agrees to comply with the provisions of this paragraph as if it were the Administrative Agent. For the avoidance of doubt, the Reference Bank Rate shall be disclosed to Lenders in accordance with Section 2.08(b).

Section 10.13     Patriot Act, Etc.  Each Lender hereby notifies each Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub.  L.  107-56 (signed into law October 26, 2001)) (the “Act”) and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the “Loan Parties”), which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

Section 10.14     Judgment.  (a)  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b)            The obligation of any Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to such Borrower such excess.

Section 10.15    Waiver of Jury Trial.  Each of the Borrowers, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any of the other Loan Documents or the actions of the administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

Section 10.16     Acknowledgments.  Each of the Borrowers hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Borrowers and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Borrowers on other matters, and the relationship between the Credit Parties, on the one hand, and the Borrowers, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Borrowers, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Borrowers rely on, any fiduciary duty to the Borrowers or their affiliates on the part of the Credit Parties, (c) the Borrowers are capable of evaluating and understanding, and the Borrowers understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Borrowers have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Borrowers’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Borrowers, (e) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent the Borrowers have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Borrowers or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Borrowers or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Borrowers and the Credit Parties.

Section 10.17     Additional Borrowers.  (a) The Company may, with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) designate any Wholly Owned Subsidiary as a Borrower under the Revolving Credit Facility and upon the satisfaction of the conditions specified in Section 10.17(d), such Subsidiary shall for purposes hereunder be a party hereto as an Additional Borrower as fully as if it had executed and delivered this Agreement. The Administrative Agent shall notify the Revolving Lenders and Issuing Banks at least five Business Days prior to granting such request and, if any Revolving Lender or Issuing Bank notifies the Administrative Agent within five Business Days that it is not permitted by applicable law or any of its organizational policies to make Advances to, or participate in Letters of Credit for the account of (or, in the case of Issuing Banks, issue Letters of Credit for the account of), the relevant Subsidiary, shall withhold such consent or give such consent only upon effecting the changes to the provisions of this Agreement as are contemplated by Section 2.17(b) or Section 10.17(c) that will assure that such Revolving Lender is not required to make Revolving Advances to, or participate in Letters of Credit for the account of (or, in the case of Issuing Banks, issue Letters of Credit for the account of), such Subsidiary.

(b)            A Subsidiary (other than the Spinco Borrower) shall cease to be an Additional Borrower hereunder at such time as no Advances, fees or any other amounts due in connection therewith pursuant to the terms hereof shall be outstanding by such Subsidiary, no Letters of Credit issued for the account of such Subsidiary shall be outstanding and such Subsidiary and the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination.

(c)            In order to accommodate (i) the addition of a Subsidiary as an Additional Borrower or (ii) extensions of credit to an Additional Borrower, in each case, where one or more Revolving Lenders or Issuing Banks are able and willing to lend Revolving Advances to, and participate in Letters of Credit issued for the account of (or, in the case of Issuing Banks, issue Letters of Credit for the account of), such Subsidiary, but other Revolving Lenders or Issuing Banks are not so able and willing, the Administrative Agent shall be permitted, with the consent of the Company, to effect such changes to the provisions of Article II as it reasonably believes are appropriate in order for such provisions to operate in a customary and usual manner for “multiple-currency” syndicated lending agreements to a corporation and certain of its subsidiaries, all with the intention of providing procedures for the Revolving Lenders and Issuing Banks who are so able and willing to extend credit to such Subsidiaries and for the other Revolving Lenders and Issuing Banks not to be required to do so.  Prior to effecting any such changes, the Administrative Agent shall give all Revolving Lenders and Issuing Banks at least five Business Days’ notice thereof and an opportunity to comment thereon.

(d)            The addition of any Subsidiary as an Additional Borrower hereunder is subject to satisfaction of the following conditions precedent:

(i)            the Administrative Agent shall have received all documentation and other information with respect to such Person required by regulatory authorities and requested by the Lenders (through the Administrative Agent) under applicable “know your customer” and anti-money laundering rules and regulations, including the Act;

(ii)            the Administrative Agent shall have received a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company;

(iii)            the Administrative Agent shall have received an opinion of counsel of such Subsidiary reasonably acceptable to the Administrative Agent and covering such matters relating to the transactions contemplated hereby relating to such Subsidiary as the Administrative Agent may reasonably request;

(iv)            the Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of such Subsidiary, the authorization of the transactions contemplated hereby relating to such Subsidiary, all in form and substance reasonably satisfactory to the Administrative Agent, such Subsidiary shall be a Borrower and a party to this Agreement and any other legal matters relating to such Subsidiary, all in form and substance reasonably satisfactory to the Administrative Agent; and

(v)            unless otherwise agreed by the Administrative Agent, the following representations and warranties shall be true and correct on and as of such date:

(w)            subject to applicable law, the obligations of such Additional Borrower under this Agreement, when executed and delivered by such Additional Borrower, will rank at least pari passu with all unsecured Indebtedness of such Additional Borrower;

(x)            in the case of any Additional Borrower that is a Foreign Subsidiary, such Additional Borrower is subject to civil and commercial law with respect to its obligations under this Agreement and any Note, and the execution, delivery and performance by such Additional Borrower of this Agreement constitute and will constitute private and commercial acts and not public or governmental acts.  Neither such Additional Borrower nor any of its property, whether or not held for its own account, has any immunity (sovereign or other similar immunity) from any suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or other similar immunity) under laws of the jurisdiction in which such Additional Borrower is organized and existing in respect of its obligations under this Agreement or any Note.  Such Additional Borrower has waived, and hereby does waive, every immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court and from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction in which such Additional Borrower is organized and existing in respect of its obligations under this Agreement and any Note.  The waiver by such Additional Borrower described in the immediately preceding sentence is the legal, valid and binding obligation of such Additional Borrower, subject to customary qualifications and limitations;

(y)            in the case of any Additional Borrower that is a Foreign Subsidiary, this Agreement and each Note, if any, is in proper legal form under the law of the jurisdiction in which such Additional Borrower is organized and existing for the enforcement hereof or thereof against such Additional Borrower under the law of such jurisdiction, and to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and any such Note.  It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and any such Note that this Agreement, any Note or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Additional Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of this Agreement, any Note or any other document, except for any such filing, registration or recording, or execution or notarization, as has been made or is not required to be made until this Agreement, any Note or any other document is sought to be enforced and for any charge or tax as has been timely paid; and

(z)            in the case of any Additional Borrower that is a Foreign Subsidiary, the execution, delivery and performance by such Additional Borrower of this Agreement, any Note or the other Loan Documents is, under applicable foreign exchange control regulations of the jurisdiction in which such additional Borrower is organized and existing, not subject to any notification or authorization except (1) such as have been made or obtained or (2) such as cannot be made or obtained until a later date (provided any notification or authorization described in immediately preceding clause (2) shall be made or obtained as soon as is reasonably practicable).

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